Exhibit 10-31

EXECUTION COPY

CREDIT AND SECURITY AGREEMENT

dated as of

February 28, 2003

among

UFP TECHNOLOGIES, INC.,

MOULDED FIBRE TECHNOLOGY, INC.,

SIMCO INDUSTRIES, INC.

and

SIMCO AUTOMOTIVE TRIM, INC.,

as joint and several borrowers,

the GUARANTORS
from time to time party hereto,

and

FLEET CAPITAL CORPORATION,

as Lender

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

1.1	Defined Terms

1.2	Terms Generally

1.3	Accounting Terms; GAAP

1.4	Joint and Several Obligations; Designated Financial Officers

ARTICLE 2	THE CREDITS

2.1	Revolving Loans

2.2	Term Loans

2.3	Eurodollar Borrowings

2.4	Letters of Credit

2.5	Expiration, Termination or Reduction of Revolving Credit Commitment

2.6	Payments

2.7	Prepayment of Loans

2.8	Fees

2.9	Increased Costs

2.10	Taxes

ARTICLE 3	GUARANTEE BY GUARANTORS

3.1	The Guarantee

3.2	Obligations Unconditional

3.3	Reinstatement

3.4	Subrogation

3.5	Remedies

3.6	Instrument for the Payment of Money

3.7	Continuing Guarantee

3.8	General Limitation on Amount of Obligations Guaranteed

ARTICLE 4	THE COLLATERAL

4.1	Grant of Security Interest

4.2	Special Warranties and Covenants of the Credit Parties

4.3	Collection of Proceeds of Accounts Receivable

4.4	Fixtures, etc.

i

4.5	Right of Lender to Dispose of Collateral, etc.

4.6	Right of Lender to Use and Operate Collateral, etc.

4.7	Proceeds of Collateral

ARTICLE 5	REPRESENTATIONS AND WARRANTIES

5.1	Organization; Powers

5.2	Authorization; Enforceability

5.3	Governmental Approvals; No Conflicts

5.4	Financial Condition; No Material Adverse Change

5.5	Properties

5.6	Litigation and Environmental Matters

5.7	Compliance with Laws and Agreements

5.8	Investment and Holding Company Status

5.9	Taxes

5.10	ERISA

5.11	Disclosure

5.12	Capitalization

5.13	Subsidiaries

5.14	Material Indebtedness, Liens and Agreements

5.15	Federal Reserve Regulations

5.16	Solvency

5.17	Force Majeure

5.18	Accounts Receivable

5.19	Labor and Employment Matters

5.20	Bank Accounts

ARTICLE 6	CONDITIONS

6.1	Effective Time

6.2	Each Extension of Credit

ARTICLE 7	AFFIRMATIVE COVENANTS

7.1	Financial Statements and Other Information

7.2	Notices of Material Events

7.3	Existence; Conduct of Business

7.4	Payment of Obligations

7.5	Maintenance of Properties; Insurance

7.6	Books and Records; Inspection Rights

7.7	Fiscal Year

7.8	Compliance with Laws

7.9	Use of Proceeds

7.10	Certain Obligations Respecting Subsidiaries

7.11	ERISA

7.12	Environmental Matters; Reporting

7.13	Matters Relating to Additional Real Property Collateral

7.14	Cash Deposits/Bank Accounts

ARTICLE 8	NEGATIVE COVENANTS

8.1	Indebtedness

8.2	Liens

8.3	Contingent Liabilities

8.4	Fundamental Changes; Asset Sales

8.5	Investments; Hedging Agreements

8.6	Restricted Junior Payments

8.7	Transactions with Affiliates

8.8	Restrictive Agreements

8.9	Sale-Leaseback Transactions

8.10	Certain Financial Covenants

8.11	Lines of Business

8.12	Other Indebtedness

8.13	Modifications of Certain Documents

ARTICLE 9	EVENTS OF DEFAULT

9.1	Events of Default

9.2	Receivership

ARTICLE 10	MISCELLANEOUS

10.1	Notices

10.2	Waivers; Amendments

10.3	Expenses; Indemnity; Damage Waiver

10.4	Successors and Assigns

10.5	Survival

10.6	Counterparts; Integration; References to Agreement; Effectiveness

10.7	Severability

10.8	Right of Setoff

10.9	Subordination by Credit Parties

10.10	Governing Law; Jurisdiction; Consent to Service of Process

10.11	WAIVER OF JURY TRIAL

10.12	Headings

10.13	Confidentiality

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT dated as of February 28, 2003 (this “Agreement”) is by and among UFP Technologies, Inc., a Delaware corporation, Moulded Fibre Technology, Inc., a Maine corporation, Simco Industries, Inc., a Michigan corporation, and Simco Automotive Trim, Inc., a Michigan corporation, as joint and several borrowers, the guarantors from time to time party hereto, and FLEET CAPITAL CORPORATION, as Lender.

The parties hereto agree as follows:

ARTICLE 1

Definitions

1.1                                 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Accounts Receivable/Loan Reconciliation Report” means a certificate signed by a Designated Financial Officer in substantially the form of Exhibit B-3  annexed hereto.

“Additional Mortgage” has the meaning assigned to such term in Section 7.13(a)(i).

“Additional Mortgage Policies” has the meaning assigned to such term in Section 7.13(a)(vii).

“Additional Mortgaged Property” means any Real Property Asset that is now owned or leased, or hereinafter acquired, by the Credit Parties, which the Lender determines to acquire a Mortgage on following the Closing Date.

“Adjusted Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Advance Request” means a written request signed by a Designated Financial Officer for a Borrowing in accordance with subsection 2.1(b), in substantially the form of Exhibit B-5 annexed hereto.

“Affiliate” means, with respect to a specified Person, another Person that Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Margin” and “Applicable Unused Fee Rate” means, for any Type of Loans (a) for the Initial Payment Period (as defined below) the following percentages per annum:

Class of Loans	Applicable Margin (% per annum)		Applicable Unused Fee Rate (% per annum)

	Base Rate Loans	Eurodollar Loans
Revolving Loans	0%	2.25%	.25%
Term Loan	.25%	2.50%	Not Applicable

and (b)   for any Payment Period (as defined below) other than the Initial Payment Period, the respective rates indicated below for Loans of such Type opposite the applicable Fixed Charge Coverage Ratio indicated below (or as provided in the final paragraph of this definition, for part of a Payment Period):

Fixed Charge Coverage Ratio	Applicable Margin (% per annum)				Applicable Unused Fee Rate (% per annum)
	Revolving Loans		Term Loan
	Base Rate Loans	Eurodollar Loans	Base Rate Loans	Eurodollar Loans
Greater than or equal to 1.50 to 1.00	0%	1.75%	0%	2.00%	.25%
Greater than 1.25 to 1.0 but less than 1.50 to 1.00	0%	2.00%	0%	2.25%	.25%
Less than or equal to 1.25 to 1.00	0%	2.25%	.25%	2.50%	.25%

For purposes hereof, a “Payment Period” means (i) initially, the period commencing on the Closing Date to and including the fifth Business Day after the date of delivery of the financial statements required by subsection 7.1(b) and the Compliance Certificate required by subsection 7.1(c) for the fiscal period of the Credit Parties ended September 30, 2003 (the “Initial Payment Period”), and (ii) thereafter, the period commencing on the day immediately succeeding the last day of the prior Payment Period to but not including the fifth Business Day after the earlier of (x) the due date of the next Compliance Certificate required to be delivered by the Borrowers to the Lender pursuant to subsection 7.1(c) concurrently with the delivery by the Borrowers of the financial statements required by subsection 7.1(b) to be delivered to the Lender for the periods ended March 31st, June 30th, September 30th and December 31st of each year, or (y) the date of the actual receipt by the Lender of such Compliance Certificate.  Subject to and in accordance with the final paragraph of this definition, the Applicable Margin and Applicable Unused Fee Rate shall be effective for each Payment Period (or in the circumstances described in the final paragraph of this definition, such portion of a Payment Period).

The Applicable Margin and Applicable Unused Fee Rate for any Payment Period except the Initial Payment Period shall be determined on the basis of the Compliance Certificates required to be delivered to the Lender pursuant to subsection 7.1(c) concurrently with the delivery by the Borrowers of the corresponding financial statements required by subsection 7.1(b) to be delivered to the Lender for the periods ended March 31st, June 30th, September 30th and December 31st of each year, setting forth, among other things, a calculation of the Fixed Charge Coverage Ratio as at the last day of the fiscal quarter immediately preceding such Payment Period.

Anything in this Agreement to the contrary notwithstanding, the Applicable Margin and Applicable Unused Fee Rate shall be the rates effective during the Initial Payment Period as provided for above if the Compliance Certificate required to be delivered by subsection 7.1(c) and the financial statements required by subsection 7.1(b), respectively, shall not be delivered within five Business Days after the same shall be due (but only with respect to the portion of such Payment Period prior to the delivery of such certificate).

“Available Funds” means all deposits in the Controlled Accounts which have been made by 2:00 p.m., Boston, Massachusetts time, on a Business Day, or such later time as the Lender and the Cash Management Bank shall have expressly consented to.

“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear(s) interest at a rate determined by reference to the Adjusted Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means (a) UFP Technologies, Inc., Moulded Fibre Technology, Inc., Simco Industries, Inc., and Simco Automotive Trim, Inc., individually, and (b) all of UFP Technologies, Inc., Moulded Fibre Technology, Inc., Simco Industries, Inc., and Simco Automotive Trim, Inc., collectively, as joint and several borrowers.

“Borrowing” means Loans of a particular Class of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Eurodollar Interest Period is in effect.

“Borrowing Base” means, at the relevant time of reference thereto, an amount determined by the Lender by reference to the most recent Borrowing Base Certificate/Collateral Update Certificate delivered to the Lender pursuant to Section 2.1(b) which is equal to the sum of:

(a)          85% of Eligible Accounts, plus

(b)         the lesser of:

(i)  the sum of:

(A) 50% of Eligible Raw Material Inventory, plus

(B) 50% of Eligible Finished Goods Inventory, and

(ii)  $3,500,000, minus

(c)          reserves for foreign exchange and interest rate derivative exposure and such other reserves as the Lender in its reasonable credit judgment shall deem appropriate from time to time;

In determining the Borrowing Base from time to time, the Lender may, but shall not be required to, rely upon reports or analyses generated by the Credit Parties (including, without limitation, Borrowing Base Certificates/Collateral Update Certificates) and reports or analyses generated by or on behalf of the Lender.  Notwithstanding anything to the contrary set forth herein, the Lender may in its reasonable credit judgment at any time and from time to time, adjust the percentages of Eligible Accounts, Eligible Raw Materials Inventory, Eligible Finished Goods Inventory and undrawn amount of Documentary LCs included within the Borrowing Base.

“Borrowing Base Certificate” means a certificate signed by a Designated Financial Officer certifying the amount of the Borrowing Base as of the date set forth therein, in substantially the form of Exhibit B-1 annexed hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease Obligations incurred during such period) to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Bank” means Fleet National Bank, in its capacity as the provider of cash management services to the Credit Parties.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change after the Closing Date in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by the Lender or the Issuing Lender (or, for purposes of subsection 2.9(b), by any lending office of the Lender or by the Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law), other than a request or directive to comply with any law, rule or regulation in effect on the Closing Date, of any Governmental Authority made or issued after the Closing Date.

“Change of Control” means (a) any event, transaction or occurrence as a result of which a majority of the seats (other than vacant seats) on the board of directors of any Credit Party shall be occupied by Persons who were neither (i) nominated by the board of directors of UFP nor (ii) appointed by directors so nominated; or (b) the failure of UFP to own, directly or indirectly through one or more Subsidiaries, 100% of the outstanding capital stock of each of the other Credit Parties; or (c) the sale of all or substantially all of the business or assets of any Credit Party; or (d) R. Jeffrey Bailly and/or Ronald J. Lataille shall for any reason cease to serve in their present capacities as officers of the Borrower and the Borrower shall fail within six (6) months of the date that R. Jeffrey Bailly and/or Ronald J. Lataille cease to serve in such capacities, to retain replacements for R. Jeffrey Bailly and/or Ronald J. Lataille who have comparable industry experience and are reasonably acceptable to the Lender.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, the Loans comprising such Borrowing or the Loans that the Lender is obligated to make, are Revolving Loans, or a Term Loan.

“Closing Date” means the date during which the Effective Time shall occur.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Property in which Liens are purported to be granted hereunder and under the other Loan Documents as security for the Obligations of the Credit Parties hereunder.

“Collateral Update Certificate” means a certificate signed by a Designated Financial Officer, in substantially the form of Exhibit B-2 annexed hereto.

“Compliance Certificate” means a certificate signed by a Designated Financial Officer, in substantially the form of Exhibit D annexed hereto, (a) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with Section 8.10, and (c) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  A Person who owns or holds capital stock, beneficial interests or other securities representing five percent (5%) or more of the Total Voting Power of another Person shall be deemed, for purposes of this Agreement, to “control” such other Person.

“Control Agreement” means with respect to any Controlled Account, an agreement in accordance with Section 4.3(b), in form and substance satisfactory to the Lender, executed and delivered by the Credit Parties, the depository institution at which such Controlled Account is maintained and the Lender at the Effective Time and thereafter in accordance with Section 7.14, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Controlled Account “ has the meaning assigned to such term in Section 4.3(a).

“Copyrights” means all copyrights, whether statutory or common law, owned by or assigned to the Credit Parties, and all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use copyrights owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 5.5 hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Credit Parties” (i) until such time as any acquired or newly created Subsidiary of the Borrowers shall become a Subsidiary Guarantor of the Obligations of the Borrowers hereunder, the Borrowers; and (ii) from and after such time as any acquired or newly created Subsidiary of the Borrowers shall become a Subsidiary Guarantor of the Obligations of the Borrowers hereunder, the Borrowers and all Subsidiary Guarantors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Financial Officer” means an individual holding one or more of the following offices with each of the Credit Parties or otherwise having executive responsibilities for financial matters and listed in Schedule 1.4 hereto:  chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.6.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Credit Party to any Person  other than to another Credit Party excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Credit Parties and (iii) any Collateral pursuant to an exercise of remedies by the Lender hereunder or under any other Loan Document.

“EBITDA” means, for any period, (a) the net income of the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus (b) to the extent deducted in calculating net income (i) income taxes accrued during such period, (ii) interest and fees in respect of Indebtedness (including amounts accrued or paid in respect of Hedging Agreements) during such period (whether or not actually paid in cash during such period), and (iii) depreciation and amortization accrued for such period, minus (c) to the extent such items were added in calculating net income (i) extraordinary or unusual gains during such period and (ii) proceeds received during such period in respect of Casualty Events and Dispositions.

“Effective Time” means the time specified in a written notice from the Lender when the conditions specified in Section 6.1 are satisfied (or waived in accordance with Section 10.2).

“Eligible Accounts” means (a) the aggregate face amount of the accounts receivable outstanding and owed to the Credit Parties as determined in accordance with GAAP consistently applied and as entered on the books and records of the Credit Parties in the ordinary course of the  business operations of the Credit Parties which satisfy each of the requirements set forth below, minus (b) without duplication, the aggregate amount of any returns, discounts (which may, at the Lender’s option, be calculated on the shortest term), claims, credits, chargebacks, contra accounts, aged credit balances, allowances or excise taxes of any nature (whether issued, owing, granted or outstanding):

(i)                                     the subject goods have been sold and/or services have been rendered on an absolute sale basis and on an open account basis to an account debtor which is not (A) the United States government or any agency thereof or other Person such that the Assignment of Claims Act would apply to the pledge of receivables of such account debtor, unless the Assignment of Claims Act has been complied with to the satisfaction of the Lender or (B) an Affiliate of any Credit Party;

(ii)                                  an invoice (in form and substance acceptable to the Lender) has been sent to the applicable account debtor and bears an invoice date contemporaneous with or later than the date of sale of such goods or rendering of such service;

(iii)                               the account receivable does not arise from a sale to the account debtor on a bill-and-hold, guaranteed sale, progress billing, sale-or-return, sale-on-assignment, sale-on-appraisal, consignment or any other repurchase or return basis;

(iv)                              the account is not evidenced by chattel paper or an instrument of any kind, and has not been reduced to judgment;

(v)                                 the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind;

(vi)                              the account debtor is credit worthy and not experiencing financial difficulties that could affect the collectability of the account;

(vii)                           the account debtor is an entity organized under the laws of one of the United States, whose main office is also located within the United States (including Puerto Rico as within the United States), or, if the account debtor is not such an entity organized and located within the United States, the account is insured by a letter of credit issued or confirmed by a bank acceptable to the Lender or by other credit enhancements, in each case in form and substance satisfactory to the Lender;

(viii)                        the account receivable is a valid and legally enforceable obligation of the account debtor thereunder, it is not subject to recoupment, offset (other than discount for prompt payment) or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder;

(ix)                                the account receivable is not subject to any Lien of any kind except for the Lien of the Lender securing the obligations of the Credit Parties under this Agreement;

(x)                                   the account receivable has not remained outstanding in whole or in part for more than (A) ninety (90) days after the invoice date or (B) sixty (60) days after the due date;

(xi)                                the account receivable does not arise out of a transaction (direct or indirect) with an employee, officer, agent, director or stockholder of any Credit Party;

(xii)                             the account receivable is not owing from an account debtor from whom twenty-five percent (25%) or more of the dollar amount of all accounts receivable are deemed ineligible under clause (x) above;

(xiii)                          the total unpaid accounts receivable owing from such account debtor do not exceed twenty percent (20%) of all Eligible Accounts;

(xiv)                         the account receivable constitutes Collateral in which the Lender has a First Priority Lien securing the Obligations of the Credit Parties under this Agreement;

(xv)                            the Credit Parties have not made an agreement with the account debtor to extend the time of payment of the subject account receivable;

(xvi)                         the account debtor is not located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax law must file a “Business Activity Report” (or other applicable report) or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided, that accounts receivable which would be Eligible Accounts but for the terms of this clause (xvi) shall nonetheless be deemed to be Eligible Accounts if the Credit Parties have filed a “Business Activity Report” (or other applicable report) with the applicable state office or are qualified to do business in such jurisdiction and, at the time the account receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current “Business Activity Report” (or other applicable report); and

(xvii)                      the account receivable is denominated in U.S. Dollars;

provided, however, that (A) the Lender may in its reasonable credit  judgment exclude particular accounts from the definition of Eligible Accounts and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any account to be deemed to be an Eligible Account hereunder, and (B) an account deemed to be an Eligible Account at any one point in time may be excluded by the Lender in its reasonable credit judgment at a future point in time.

“Eligible Inventory” means inventory of the Credit Parties recorded on the books and records of the Credit Parties in the ordinary course of the business operations of the Credit Parties valued on a first in first out basis at the lower of (a) the fair market value of such inventory, or (b) the cost charged by suppliers which are not Affiliates of the Credit Parties, which inventory satisfies each of the following requirements:

(i)                                     is in good and merchantable condition and is not work in process;

(ii)                                  meets all standards imposed by any government agency having regulatory authority over such goods and/or their use, manufacture and/or sale;

(iii)                               has been physically received in the continental United States by the Credit Parties and is located at a facility owned or leased by the Credit Parties; provided that no inventory located at a leased facility shall be deemed to be “Eligible Inventory” hereunder unless the landlord of such facility shall have entered into an agreement satisfactory in form and substance to the Lender acknowledging the Liens of the Lender and granting the Lender unrestricted access to such inventory;

(iv)                              is currently useable or currently salable in the normal course of the business operations, or, as respects raw materials, is incorporated or is being held to be incorporated in customer products being produced or provided by the Credit Parties;

(v)                                 does not constitute excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit inventory;

(vi)                              has not remained in the possession of the Credit Parties for more than 180-days or has not otherwise been determined by the Lender in its reasonable credit judgment to constitute slow-moving inventory;

(vii)                           does not arise from a sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis;

(viii)                        is not subject to any Lien of any kind except for the Lien of the Lender securing Obligations under this Agreement;

(ix)                                has not been sold to any Person;

(x)                                   does not constitute raw materials specifically printed for a customer with the Customer’s name or Customer’s trademarks;

(xi)                                does not constitute customer labels; and

(xii)                             constitutes Collateral in which the Lender has a First Priority Lien securing the obligations of the Credit Parties under this Agreement;

provided, however, that (A) the aggregate amount of Eligible Inventory shall be computed net of such reserves for slow moving and other ineligible inventory as the Lender shall deem appropriate, (B) the Lender may in its reasonable credit judgment exclude particular items of inventory from the definition of Eligible Inventory and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any item of inventory to be deemed to be Eligible Inventory hereunder, and (C) inventory deemed to be Eligible Inventory at any one point in time may be excluded by the Lender in its reasonable credit judgment at a future point in time.

“Eligible Finished Goods Inventory” means that portion of Eligible Inventory consisting of finished goods.

“Eligible Raw Materials Inventory” means that portion of Eligible Inventory consisting of raw materials.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Term Loan” means the $5,000,000 Equipment Term Loan to be made by the Lender to the Borrowers at the Effective Time.

“Equipment Term Loan Maturity Date” means February 28, 2008, or such earlier date as provided in Section 2.7 or Section 9.1.

“Equipment Term Note” means the promissory note, substantially in the form of Exhibit A-2 annexed hereto, issued by the Borrowers in favor of the Lender and evidencing the Equipment Term Loan.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Credit Parties, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.  Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that, together with the Credit Parties, is treated as a single employer within the meaning of Section 4001(b) of ERISA.

“ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or  plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, or (f) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (i) if any Eurodollar Interest Period would end on a day other than a Business Day, such Eurodollar Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Eurodollar Interest Period shall end on the next preceding Business Day and (ii) any Eurodollar Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Eurodollar Interest Period) shall end on the last Business Day of the last calendar month of such Eurodollar Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  Notwithstanding the foregoing, if any Eurodollar Interest Period for any Revolving Credit Borrowing would otherwise end after the Revolving Credit Maturity Date, such Eurodollar Interest Period shall end on the Revolving Credit Maturity Date.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Eurodollar Interest Period, the rate appearing on Dow Jones Markets Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Eurodollar Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Eurodollar Interest Period.  In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Borrowing for such Eurodollar Interest Period shall be the average of the rates at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such Eurodollar Interest Period, are offered by four major banks in the London interbank market as selected by the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Eurodollar Interest Period.

“Eurodollar Request” means a written request signed by a Designated Financial Officer for the conversion of Base Rate Loans into Eurodollar Loans or for the continuation of an existing Eurodollar Loan for an additional Eurodollar Interest Period in accordance with Section 2.3, in substantially the form of Exhibit B-4 annexed hereto.

“Event of Default” has the meaning assigned to such term in Section 9.1.

“Excess Availability” means, as of any date of determination thereof, the difference between (a) the lesser of (i) the Revolving Credit Commitment at such time and (ii) the Borrowing Base at such time, and (b) the Revolving Credit Exposure at such time.

“Excluded Taxes” means, with respect to the Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located.

“Existing Debt” means (i) Indebtedness of the Credit Parties existing as of the Effective Time which is being repaid in full with the proceeds of the Loans made by the Lender at the Effective Time and (ii) Indebtedness of the Credit Parties existing as of the Effective Time which is permitted to remain outstanding after the Effective Time under Section 8.1 and is listed on Schedule 8.1 hereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Permitted Liens) to which such Collateral is subject.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) (i) EBITDA of the Credit Parties for such period minus (ii) the aggregate amount of all Non-Financed Capital Expenditures during such period minus (iii) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period minus (iv) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 and actually paid in cash during such period to (b) the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Interest Expense for such period and (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid during such period.  For purposes of calculating Fixed Charge Coverage Ratio, the Credit Parties shall be permitted to offset (without duplication) the income taxes described in subsection

(iii) above with state or federal income tax refunds received by the Credit Parties during such period, but only in an amount less than or equal to the amount described in subsection (iii) for such period.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Guarantor” means any Person, including, without limitation, the Subsidiary Guarantors, which is a guarantor hereunder as of the Effective Time or which becomes a guarantor hereunder after the Effective Time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.

“Hazardous Materials Indemnity Agreement” means the Hazardous Materials Indemnity Agreement substantially in the form of Exhibit F annexed hereto, executed and delivered by the Credit Parties at the Effective Time, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Hedging Agreement”  means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” means, for any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses and deferred taxes incurred and paid, in the ordinary course of business; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of Hedging Agreements; and (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Intercompany Indebtedness” has the meaning assigned to such term in Section 10.9.

“Interest Expense” means, for any period, the sum, without duplication, for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness during such period, but excluding capitalized debt acquisition costs (including fees and expenses related to this Agreement) plus (b) the net amounts payable (or minus the net amounts receivable) in respect of Hedging Agreements accrued during such period (whether or not actually paid or received during such period) excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Hedging Agreements in effect on the date hereof plus (c) all fees, including letter of credit fees and expenses, (but excluding reimbursement of legal fees) incurred in respect of Indebtedness during such period.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.  Notwithstanding the foregoing, Capital Expenditures shall not be deemed “Investments” for purposes hereof.

“IP Collateral” means, collectively, the Collateral relating to intellectual property rights of the Credit Parties hereunder or under any other Loan Document.

“Issuing Lender” means Fleet National Bank, an Affiliate of the Lender, in its capacity as an issuer of Letters of Credit hereunder.

“Landlord Waiver and Consent” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, in form approved by the Lender in its sole discretion, including the form of Landlord Waiver and Consent in substantially the form of Exhibit H annexed hereto.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Sublimit” means a sublimit of the Revolving Credit Commitment available for the issuance of Letters of Credit for the account of the Borrowers in an aggregate maximum amount available to be drawn equal to $1, 500,000.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by the Lender in its sole discretion as not being required to be included in the Collateral and not being of material importance to the business or operations of the Credit Parties.

“Lender” means Fleet Capital Corporation or any other party which becomes a lender hereunder.

“Letter of Credit” means any letter of credit issued on a standby basis or in support of trade obligations of the Credit Parties pursuant to this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Revolving Credit Note, the Equipment Term Note, the Real Estate Term Note, the Control Agreements, the Mortgages, the Stock Pledge Agreement, the Hazardous Materials Indemnity Agreement, and any other instruments or documents executed and delivered or to be delivered to the Lender from time to time pursuant to this Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.

“Loans” means the Revolving Loans, the Equipment Term Loan and the Real Estate Term Loan.

“Lock Box” has the meaning assigned to such term in Section 4.3(a).

“Lockbox Agreement” means with respect to any Lock Box of the Credit Parties, an agreement in accordance with Section 4.3(b), in form and substance satisfactory to the Lender, executed and delivered by the Credit Parties, the depository institution at which such Lock Box is maintained and the Lender at the Effective Time, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means, any event, circumstance, happening or condition, which, in the Lender’s reasonable discretion, has resulted or could result in a material adverse effect on (a) the business, assets, financial condition or prospects of the Credit Parties taken as a whole, (b) the ability of any Credit Party to pay or perform any of its obligations under this Agreement or the other Loan Documents or (c) any of the rights of or benefits available to the Lender under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans or Letters of Credit), including, without limitation, obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $50,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Leasehold Property” means a Leasehold Property reasonably determined by the Lender to be of material value as Collateral or of material importance to the operations of the Credit Parties.

“Material Owned Property” means any real property owned by any Credit Party that is reasonably determined by the Lender to be of material value as Collateral or of material importance to the operations of the Credit Parties following the Closing Date.

“Material Rental Obligations” means obligations of the Credit Parties to pay rent under any one or more operating leases with respect to any real or personal property that is material to the business of the Credit Parties.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Credit Party in such form as may be approved by the Lender in its sole and reasonable discretion, in each case with such changes thereto as may be recommended by the Lender’s local counsel based on local laws or customary local practices, and (b) at the Lender’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to the Lender, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either cases as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” has the meaning assigned to such term in subsection 6.1(f)(i).

“Net Cash Payments” means,

(a)                                  with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Credit Parties in respect of such Casualty Event net of (i) reasonable expenses incurred by the Credit Parties in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and (iii) any income and transfer taxes payable by the Credit Parties in respect of such Casualty Event;

(b)                                 with respect to any Disposition, the aggregate amount of all cash payments received by the Credit Parties directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition, net of (i) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Credit Parties in connection therewith, (ii) any Federal, state and local income or other Taxes estimated to be payable by the Credit Parties as a result thereof, (iii) any repayments by the Credit Parties of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Credit Parties to minority stockholders if and to the extent permitted hereby; and

(c)                                  with respect to any incurrence of Indebtedness or offering of equity securities, the aggregate amount of all cash proceeds received by the Credit Parties therefrom less all legal, underwriting and similar fees and expenses incurred in connection therewith.

“Non-Financed Capital Expenditures” means Capital Expenditures paid in cash and not financed with Indebtedness for borrowed money; provided that Capital Expenditures financed with the proceeds of Revolving Loans shall be deemed to constitute “Non-Financed Capital Expenditures” for purposes of this Agreement.

“Obligations” means (a) the aggregate outstanding principal balance of and all interest on the Loans made by the Lender to the Borrowers (including any interest accruing after the commencement of any proceeding by or against any Borrower under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against any Borrower in any such proceeding), and (b) all LC Disbursements, overdraft obligations, fees, costs, charges, expenses and other obligations from time to time owing to the Lender, the Issuing Lender, the Cash Management Bank, or any other Affiliate of the Lender by the Credit Parties hereunder or under any other Loan Document or in respect of any Hedging Agreement, cash management agreement, operating or deposit account, or other banking product from time to time made available to the Credit Parties by the Lender, the Issuing Lender, the Cash Management Bank or any other Affiliate of the Lender.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Patents” means all patents issued or assigned to and all patent applications made by the Credit Parties and, to the extent that the grant of a security interest does not cause a breach or termination thereof, all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use patents owned by such third parties, including, without limitation, the patents, patent applications and licenses listed on Schedule 5.5 hereto, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.

“Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                                  advances, loans and extensions of credit to any director, officer or employee of the Credit Parties, if the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business) does not at any time exceed $25,000;

(f)                                    capital contributions by any Credit Party to any other Credit Party and Intercompany Indebtedness; and

(g)                                 investments in money market mutual funds that are rated AAA by Standard & Poor’s Rating Service.

“Permitted Liens” has the meaning set forth in Section 8.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Credit Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, including, but not limited to, any Pension Plan or Multiemployer Plan.

“Post-Default Rate” means, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin plus two percent (2%).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Fleet National Bank, as its prime rate for commercial loans in effect at its principal office in Boston, Massachusetts, which rate is not necessarily the lowest rate charged by Fleet National Bank to its most preferred customers; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

“Proprietary Rights” has the meaning assigned to such term in Section 5.5(b).

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Lender, desirable in order to create or perfect Liens on any IP Collateral.

“Real Estate Term Loan” means the $2,500,000 Real Estate Term Loan to be made by the Lender to the Borrowers at the Effective Time.

“Real Estate Term Loan Maturity Date” means February 28, 2008, or such earlier date as provided in Section 2.7 or Section 9.1.

“Real Estate Term Note” means the promissory note, substantially in the form of Exhibit A-3 annexed hereto, issued by the Borrowers in favor of the Lender and evidencing the Real Estate Term Loan.

“Real Property Asset” means, at any time of determination, any and all real property owned or leased by the Credit Parties.

“Registered Proprietary Rights” has the meaning assigned to such term in Section 5.5(c).

“Reimbursement Obligation” has the meaning assigned to such term in Section 2.4(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interest in, any Credit Party now or hereafter outstanding, except a dividend payable solely in shares of stock or other equity interests, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in, any Credit Party now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in, any Credit Party, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, and (v) any payment made to any Affiliates of any Credit Party in respect of management, consulting or other similar services provided to any Credit Party.

“Restrictive Agreements” has the meaning assigned to such term in Section 5.13(b).

“Revolving Credit Availability Period” means the period from and including the Effective Time to but excluding the earlier of (a) the Revolving Credit Maturity Date and (b) the date of termination of the Revolving Credit Commitment, as terminated by the Borrowers pursuant to Section 2.7 or by the Lender pursuant to Section 9.1.

“Revolving Credit Commitment” means the commitment of the Lender to make Revolving Loans as such commitment may be reduced from time to time pursuant to Section 2.5.  The original maximum amount of the Revolving Credit Commitment is equal to $12,000,000.

“Revolving Credit Exposure” means at any time the sum of (a) the outstanding principal amount of Revolving Loans at such time and (b) the Total LC Exposure at such time.

“Revolving Credit Maturity Date” means February 28, 2006.

“Revolving Credit Note” means the promissory note, substantially in the form of Exhibit A-1 annexed hereto, issued by the Borrowers in favor of the Lender.

“Revolving Loan” means a Loan made pursuant to Section 2.1(a) that utilizes the Revolving Credit Commitment.

“Senior Liabilities” means, as at any time of determination thereof, (a) the aggregate amount of all indebtedness, liabilities and other obligations of the Credit Parties (determined on a consolidated basis in accordance with GAAP) at such time minus (b) the aggregate principal amount of Subordinated Indebtedness at such time.

 “Solvency Certificate” means a certificate in substantially the form of Exhibit J annexed hereto executed by the Chief Financial Officer of the Borrowers and delivered to the Lender on the Closing Date.

“Special Counsel” means Palmer & Dodge LLP, in its capacity as special counsel to Fleet Capital Corporation, as Lender of the credit facilities contemplated hereby.

“Stock Pledge Agreement” means the Stock Pledge Agreement in substantially the form of Exhibit E annexed hereto executed by UFP and delivered to the Lender on the Closing Date with respect to the capital stock of each of the Credit Parties owned by UFP or its Subsidiaries, as the same may be modified or amended from time to time with the consent of the Lender.

“Subordinated Indebtedness” means any Indebtedness of the Credit Parties incurred after the Closing Date with the consent of the Lender that by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Loans and to the other Obligations of the Credit Parties by provisions in form and substance reasonably satisfactory to the Lender and Special Counsel.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.  References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrowers.

“Subsidiary Guarantor” means, collectively, any Subsidiary of the Borrowers which becomes a Guarantor hereunder after the Effective Time.

“Tangible Net Worth” means, at any time, an amount for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) equal to (a) the book net worth of the Credit Parties at such time, minus (b) the aggregate amount at such time of all investments in, and all receivables, fees, loans and other amounts due from, Affiliates, minus (c) the total book value at such time of all intangible assets, including without limitation, such items as goodwill, customer lists, Patents, Copyrights and Trademarks, and rights (including rights under licenses) with respect to the foregoing, minus (d) the total book value at such time of all deferred tax assets net of deferred tax liabilities recorded on the books of the Credit Parties.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

 “Term Loans” means, collectively, the Equipment Term Loan and the Real Estate Term Loan.

“Term Notes” means, collectively, the Equipment Term Note and the Real Estate Term Note.

“Total Gross Availability” means, at any time, the lesser of (i) the Borrowing Base at such time and (ii) the Revolving Credit Commitment at such time.

“Total LC Exposure” means, at any time, the sum of (a) 100% of the aggregate undrawn amount of all outstanding standby and documentary Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.

“Trademarks” means all trademarks (including service marks), federal and state trademark registrations and applications made by the Credit Parties, common law trademarks and trade names owned by or assigned to the Credit Parties, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including, without limitation, the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 5.5 hereto, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Adjusted Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UFP” means UFP Technologies, Inc., a Delaware corporation.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2                                 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3                                 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Lender that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrowers that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

1.4                                 Joint and Several Obligations; Designated Financial Officers.

(a)                                  All Obligations of the Credit Parties hereunder shall be joint and several.  Any notice, request, waiver, consent or other action made, given or taken by any Credit Party shall bind all Credit Parties.

(b)                                 Each Credit Party hereby authorizes each of the Designated Financial Officers listed in Schedule 1.4 hereto to act as agent for each Credit Party and to execute and deliver on behalf of each Credit Party such notices, requests, waivers, consents, certificates and other documents, and to take any and all actions required or permitted to be delivered or taken by any Credit Party hereunder.  The Borrowers may replace any of the Designated Financial Officers listed in Schedule 1.4 hereto or add any additional Designated Financial Officers by delivering written notice to the Lender specifying the names of each new Designated Financial Officer and the offices held by each such Person.  Each Credit Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by any Designated Financial Officer and any such actions taken by any Designated Financial Officer shall bind each Credit Party.

ARTICLE 2

The Credits

2.1                                 Revolving Loans.

(a)                                  Revolving Credit Commitment.  Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in the Revolving Credit Exposure exceeding the lesser of (i) the Revolving Credit Commitment at such time and

(ii) the Borrowing Base at such time.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b)                                 Funding of Revolving Loans. Not later than 3:30 p.m. Boston, Massachusetts time, on each Business Day, the Lender shall, subject to the conditions of the Agreement (but without any further written notice required), make a Revolving Loan to the Borrower in an amount equal to the amount necessary to pay items to be drawn on the Controlled Accounts maintained with the Cash Management Bank that day after giving effect to all Available Funds to be deposited to such Controlled Accounts on that day, by crediting such amount to one or more accounts of the Borrower maintained with the Cash Management Bank.  To request the funding of any other Revolving Loan hereunder, the Borrower shall deliver to the Lender not later than 1:00 p.m., Boston, Massachusetts time, by facsimile or electronic mail transmission, an Advance Request in substantially the form of Exhibit B-5 hereto, and setting forth all of the information required to be set forth therein including, without limitation, the Total Gross Availability as set forth in the most recent Collateral Update Certificate/Borrowing Base Certificate delivered to Lender, and the amount of the Revolving Loan requested.  Upon receipt of such Advance Request and provided that no Default or Event of Default shall have occurred and be continuing or shall result therefrom, not later than 3:30 p.m. Boston, Massachusetts time on the date such Advance Request is delivered to the Lender, the Lender shall make a Revolving Loan to the Borrower in an amount equal to the amount set forth in such Advance Request by crediting such amount to one or more accounts of the Borrower maintained with the Lender; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.4(e) shall be remitted by the Lender to the Issuing Lender.

(c)                                  Interest on Revolving Loans.  Subject to Section 2.3 hereof, each Revolving Loan made to the Borrowers by Lender hereunder shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin.  Notwithstanding the foregoing, (i) all Revolving Loans which are not paid when due shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1 shall have occurred and be continuing, the principal of all Revolving Loans hereunder shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1), following written notice delivered to the Borrowers from the Lender, the principal of all Revolving Loans hereunder shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived.  Accrued interest on each Revolving Loan shall be payable in arrears on the first day of each month; provided that interest accrued at the Post-Default Rate shall be payable on demand, and all accrued interest on Revolving Loans shall be payable upon expiration of the Revolving Credit Availability Period.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)                                 Repayment of Revolving Loans.  The Borrowers unconditionally promise to pay to the Lender the then unpaid principal amount of the Revolving Loans on the Revolving Credit Maturity Date.  In addition, if following any reduction in the Revolving Credit Commitment or at any other time the Revolving Credit Exposure shall exceed the lesser of (i) the Revolving Credit Commitment at such time, or (ii) the Borrowing Base at such time, the Borrowers shall first, repay Revolving Loans in an aggregate amount equal to such excess, and second, provide cash collateral for Total LC Exposure as specified in Section 2.4(g) in an aggregate amount equal to such excess.

(e)                                  Loan Account.  The Lender shall maintain in accordance with its usual practice an account evidencing the indebtedness of the Borrowers to the Lender resulting from each Revolving

Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.  The entries made in the account maintained pursuant to this subsection 2.1(e) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such account or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Revolving Loans in accordance with the terms of this Agreement.

(f)                                    Revolving Credit Note.  Prior to the Closing Date, the Borrowers shall prepare, execute and deliver to the Lender a Revolving Credit Note in the principal amount of the Revolving Credit Commitment.

2.2                                 Term Loans.

(a)                                  Funding of the Term Loans.  Subject to the terms and conditions set forth herein, the Lender agrees to fund the full amount of the Term Loans at the Effective Time.  Principal amounts of the Term Loans that have been repaid or prepaid may not be reborrowed.

(b)                                 Interest on the Term Loans.  Subject to Section 2.3 hereof, the outstanding principal amount of the Term Loans shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin.  Notwithstanding the foregoing, (i) any portion of the Term Loans which is not paid when due shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1 shall have occurred and be continuing, the outstanding principal balance of the Term Loans shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1), following written notice delivered to the Borrowers from the Lender, the outstanding principal balance of the Term Loans shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived.  Accrued interest on the outstanding principal balance of the Term Loans shall be payable in arrears on the first day of each month; provided that interest accrued at the Post-Default Rate shall be payable on demand, and all accrued interest on the (x) Equipment Term Loan shall be payable on each date that any portion of the principal of the Equipment Term Loan shall be payable hereunder and on the Equipment Term Loan Maturity Date, and (y) Real Estate Term Loan shall be payable on each date that any portion of the principal of the Real Estate Term Loan shall be payable hereunder and on the Real Estate Term Loan Maturity Date.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Repayment of Term Loans.

(i)                                     Equipment Term Loan.  The Borrowers hereby unconditionally promise to pay to the Lender monthly principal installments in respect of the Equipment Term Loan on the first day of each month commencing May 1, 2003 equal in amount to 70,000.00 each month.  To the extent not previously paid, the Term Loan shall be due and payable in full on the Term Loan Maturity Date.

(ii)                                  Repayment of Real Estate Term Loan.  The Borrowers hereby unconditionally promise to pay to the Lender monthly principal installments in respect of the Real Estate Term Loan on the first day of each month commencing May 1, 2003 equal in amount to $14,000.00 each month. To the extent not previously paid, the Term Loan shall be due and payable in full on the Term Loan Maturity Date.

(d)                                 Loan Account.  The Lender shall maintain in accordance with its usual practice an account evidencing the indebtedness of the Borrowers to the Lender in respect of the Term Loan, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.  The entries made in the account maintained pursuant to this subsection  2.2(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such account or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Term Loan in accordance with the terms of this Agreement.

(e)                                  Term Note.  Prior to the Closing Date, the Borrowers shall prepare, execute and deliver to the Lender the Term Notes evidencing the Borrowers’ obligations in respect of the Term Loans.

2.3                                 Eurodollar Borrowings.

(a)                                  General.  The entire principal balance of the Term Loans and each Revolving Loan initially shall be a Base Rate Loan.  Thereafter, the Borrowers may elect to convert all or any portion of the Term Loans or any portion of the outstanding Revolving Loans to a Eurodollar Borrowing.  The Borrowers may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case the Loans comprising each such portion shall be considered a separate Borrowing.  The Borrowers shall not be permitted to select any Eurodollar Interest Period for any Eurodollar Borrowing that ends after the Revolving Credit Maturity Date, the Equipment Term Loan Maturity Date or the Real Estate Term Loan Maturity Date.

(b)                                 Interest on Eurodollar Borrowings.  Each Eurodollar Borrowing shall bear interest during the applicable Eurodollar Interest Period at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.  Notwithstanding the foregoing, (i) all Eurodollar Borrowings which are not paid when due shall automatically be converted into Base Rate Borrowings and shall bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1 shall have occurred and be continuing, all Eurodollar Borrowings shall automatically be converted into Base Rate Borrowings and shall bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1), following written notice delivered to the Borrowers from the Lender, all Eurodollar Borrowings shall automatically be converted into Base Rate Borrowings and shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived.  Accrued interest on each Eurodollar Borrowing shall be payable in arrears on the first day of each month and on the last Business Day of the Eurodollar Interest Period applicable to such Eurodollar Borrowing; provided that interest accrued at the Post-Default Rate shall be payable on demand.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Procedure for Requesting Eurodollar Borrowings.  To request that any portion of the Term Loan or the outstanding Revolving Loans be converted into a Eurodollar Borrowing, or, to request that any Eurodollar Borrowing continue as a Eurodollar Borrowing for an additional Eurodollar Interest Period, the Borrowers shall submit to the Lender a Eurodollar Request, in substantially the form of Exhibit B-4 hereto and setting forth all of the information required to be set forth therein, by electronic mail or facsimile transmission, not later than 1:00 p.m., Boston, Massachusetts time, three Business Days before the date of the proposed conversion or continuation of such Borrowing.  Each such Eurodollar Request made by the Borrowers shall be irrevocable.  Subject to the provisions of subsection 2.3(f) and provided that no Default or Event of Default shall have occurred and be continuing, upon receipt of a Eurodollar Request, the Lender shall on the requested date of conversion or continuation (i) convert the

Base Rate Loan requested to be converted into a Eurodollar Loan for the Eurodollar Interest Period set forth in such Eurodollar Request and/or (ii) continue the Eurodollar Loan requested to be continued as a Eurodollar Loan for the additional Eurodollar Interest Period set forth in such Eurodollar Request.

(d)                                 Incomplete Eurodollar Requests.  If any Eurodollar Request is incomplete in any respect, then such Eurodollar Request shall be void and the Borrowing which was the subject matter of such Eurodollar Request shall continue as a Base Rate Borrowing.  If, with respect to any existing Eurodollar Borrowing, the Borrowers fail to deliver a Eurodollar Request to continue such Eurodollar Borrowing at least three Business Days prior to the expiration of the Eurodollar Interest Period for such existing Eurodollar Borrowing, such Eurodollar Borrowing shall automatically convert to a Base Rate Borrowing at the expiration of such Eurodollar Interest Period.

(e)                                  Limit on Eurodollar Borrowings.  At the commencement of each Eurodollar Interest Period for a Eurodollar Borrowing, such Borrowing shall be in an aggregate amount at least equal to $250,000 or any greater multiple of $100,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

(f)                                    Alternate Rate of Interest.  If prior to the commencement of any Eurodollar Interest Period for a Eurodollar Borrowing, the Lender determines that (i) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Interest Period, (ii) the Eurodollar Rate for such Eurodollar Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining Eurodollar Borrowings, or (iii) as a result of any Change in Law it is unlawful or impossible for the Lender to make or maintain any Eurodollar Borrowing; then in each case the Lender shall give notice thereof to the Borrowers as promptly as practicable thereafter and, until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer exist, any Eurodollar Request submitted by the Borrowers shall be ineffective; provided that if as a result of a Change in Law the Lender is prohibited from maintaining any outstanding Eurodollar Borrowing, upon notice from the Lender, the Borrowers shall immediately (A) convert such Eurodollar Borrowing to a Base Rate Loan, or (B) repay such Eurodollar Borrowing in full, together with all interest accrued thereon and all fees and other amounts payable to the Lender hereunder (in either case, subject to the provisions of subsection 2.3(g) of this Agreement with respect to redeployment costs).

(g)                                 Break Funding Payments.  In the event of (i) the payment of any principal of any Eurodollar Loan other than on the last day of the Eurodollar Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Loan other than on the last day of the Eurodollar Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith), then, in any such event, the Borrowers shall compensate the Lender for the loss, cost and expense attributable to such event, as determined by the Lender in a manner consistent with its customs and practices.  In the event that the Lender is entitled to receive compensation pursuant to this subsection 2.3(g), the Lender shall deliver a certificate to the Borrowers setting forth the amount or amounts that the Lender is entitled to receive, and the Borrowers shall pay such amount or amounts within three (3) days after receipt of such certificate.

2.4                                 Letters of Credit.

(a)                                  General.  Subject to the terms and conditions set forth herein, in addition to the Revolving Loans provided for in Section 2.1, any Borrower may request the issuance of Letters of Credit for its own account by the Issuing Lender, in a form reasonably acceptable to the Issuing Lender, at any time and from time to time during the Revolving Credit Availability Period.  Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitment.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall deliver to the Issuing Lender and the Lender by electronic or facsimile transmission (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a letter of credit application in the form required by the Issuing Lender.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Total LC Exposure at such time shall not exceed the LC Sublimit, and (ii) the Revolving Credit Exposure at such time shall not exceed the lesser of (A) the Revolving Credit Commitment at such time, and (B) the Borrowing Base at such time.

(c)                                  Expiration Date.  Each Letter of Credit shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business on the earlier of (i) the date 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary Letters of Credit, after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days or 180 days, as applicable, after such renewal or extension) provided that any such standby Letter of Credit may provide for automatic extensions thereof to a date not later than 365 days beyond its current expiration date, and (ii) the date that is thirty Business Days prior to the Revolving Credit Maturity Date.  No Letter of Credit may be extended beyond the date that is thirty Business Days prior to the Revolving Credit Maturity Date.

(d)                                 Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse (each, a “Reimbursement Obligation”) the Issuing Lender in respect of such LC Disbursement by paying to the Lender for the account of the Issuing Bank an amount equal to such LC Disbursement not later than 1:00 p.m., Boston, Massachusetts time, on (i) the Business Day that the Borrowers receive notice of such LC Disbursement, if such notice is received prior to 11:00 a.m., Boston, Massachusetts time, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time, provided that, subject to the conditions to borrowing set forth herein, payment of each such Reimbursement Obligation shall be made through the automatic funding of a Base Rate Borrowing in an amount equal to the amount of such Reimbursement Obligation, and the Borrowers hereby irrevocably authorize and direct the Lender to take such actions as may necessary to effectuate such automatic funding of such Base Rate Borrowings.  To the extent that any such Reimbursement Obligation is paid through the automatic funding of a Base Rate Borrowing, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing.  If the Borrowers cannot satisfy the conditions to borrowing set forth herein such that the payment of any Reimbursement Obligation cannot be made through the automatic funding of a Base Rate Borrowing and the Borrowers shall fail to make such payment when due, the Lender shall promptly pay to the Issuing Lender the unreimbursed portion of the LC Disbursement.  Promptly following receipt by the Lender of any payment from the Borrowers pursuant to this paragraph, the Lender shall distribute such payment to the Issuing Lender.

(e)                                  Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in subsection 2.4(d) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender to the beneficiary under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (iv) any other event or circumstance whatsoever (other than gross negligence or willful misconduct of the Issuing Lender), whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

(f)                                    Interim Interest.  If the Issuing Lender shall make any LC Disbursement in respect of any Letter of Credit, and if the Borrowers cannot satisfy the conditions to borrowing set forth herein such that payment of the Reimbursement Obligation resulting from such LC Disbursement cannot be made through the automatic funding of a Base Rate Borrowing, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to subsection 2.4(d), then interest calculated at the Post-Default Rate shall accrue on the unpaid amount thereof.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by the Lender pursuant to subsection 2.4(d) shall be for the account of the Lender to the extent of the payment.

(g)                                 Cash Collateralization.  If either (i) an Event of Default shall occur and be continuing and the Borrowers receive notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrowers shall be required to provide cash collateral for Total LC Exposure pursuant to subsections  2.1(d) or 2.7(b), the Borrowers shall immediately deposit with the Lender an amount in cash equal to, in the case of an Event of Default, the Total LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of any cash collateral required to be provided pursuant to subsections 2.1(d) or 2.7(b), the amount required under subsections 2.1(d) or 2.7(b), as the case may be; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (g) or (h) of Section 9.1.  Such deposit shall be held by the Lender as collateral in the first instance for the Total LC Exposure under this Agreement and thereafter for the payment of any other obligations of the Credit Parties hereunder.

2.5                                 Expiration, Termination or Reduction of Revolving Credit Commitment.

(a)                                  Expiration of Revolving Credit Commitment.  Unless previously terminated, the Revolving Credit Commitment shall expire at the close of business on the Revolving Credit Maturity Date.

(b)                                 Reduction of Revolving Credit Commitment.  The Borrowers may at any time and from time to time reduce the Revolving Credit Commitment; provided that (i) each reduction of the Revolving Credit Commitment shall be in an amount that is at least equal to $500,000 or any greater multiple of $100,000, and (ii) the Borrowers shall not reduce the Revolving Credit Commitment if, after giving effect to any concurrent repayment, the total Revolving Credit Exposure would exceed the total Revolving Credit Commitment.  The Borrowers shall notify the Lender of any election to reduce the Revolving Credit Commitment at least three Business Days prior to the effective date of such reduction, specifying the effective date thereof.  Each notice of reduction of the Revolving Credit Commitment shall be irrevocable.  Each reduction of the Revolving Credit Commitment shall be permanent.

(c)                                  Optional Termination of Revolving Credit Commitment.  Subject to the provisions of subsection 2.5(d), the Borrowers shall have the right at any time to terminate the Revolving Credit Commitment.  The Borrowers shall notify the Lender of any election to terminate the Revolving Credit Commitment under this subsection 2.5(c) in writing at least ninety (90) days prior to the effective date of such termination, specifying the effective date thereof.  Each notice of termination of the Revolving Credit Commitment shall be irrevocable.  Any termination of the Revolving Credit Commitment shall be permanent.

(d)                                 Termination Fee.  In connection with any termination of the Revolving Credit Commitment, the Borrowers shall (i) repay the entire principal balance of, and all accrued interest and fees owing with respect to, the Revolving Loans and the Term Loans, and (ii) pay to the Lender, a termination fee equal to the applicable amount set forth below:

Period during which Termination Date Occurs	Applicable Termination Fee
Prior to the first anniversary of the Closing Date	$180,000
On or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date	$60,000
From and after the second anniversary of the Closing Date	$0

Notwithstanding the foregoing, the Borrowers shall not be obligated to pay the fee described in Section 2.5(d)(ii) if the credit facilities contemplated hereby are being transferred to an Affiliate of the Lender for their respective remaining terms or are refinanced by the Lender in connection with a “going private” transaction.

2.6                                 Payments.

(a)                                  Payments Generally.  The Borrowers shall be obligated to make each payment required to be made by the Borrowers hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or otherwise) to Lender at its offices in Boston, Massachusetts, prior to 3:00 p.m., Boston, Massachusetts time, on the date when due (except that if any payment shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension).  All payments shall be made in immediately available funds, in U.S. dollars without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  Notwithstanding anything to the contrary set forth herein, subject to the conditions to the funding of Revolving Loans set forth herein, all payments of interest, fees and any other amounts due to be paid by the Borrowers hereunder shall be made through the automatic funding of Base Rate Revolving Loans in amounts equal to the amounts of such interest, fees or other amounts due to be paid by the Borrowers hereunder, and the Borrowers hereby irrevocably authorize and direct the Lender to take such actions as may be necessary to effectuate such automatic funding of Base Rate Revolving Loans, and, upon funding of any such Base Rate Revolving Loan, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Loan.  The Borrowers expressly acknowledge and agree that (i) the Lender may, in its sole discretion, effectuate the automatic funding of a Revolving Loan pursuant to this subsection 2.6(a) even though at the time of, or after giving effect to, the funding of such Revolving Loans the Revolving Credit Exposure exceeds the lesser of (x) the

Revolving Credit Commitment and (y) the Borrowing Base, and (ii) if any one or more of the conditions to the funding of Revolving Loans cannot be satisfied and the Lender, in its sole discretion, refuses to fund a Base Rate Revolving Loan in an amount sufficient to satisfy the amount of any interest, fees or other amounts due hereunder, the Borrowers shall remain obligated to pay the full amount of such interest, fees or other amounts as and when the same shall become due.

(b)                                 Application of Payments.  If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder under any circumstances, including, without limitation during, or as a result of the exercise by the Lender of remedies hereunder or under any other Loan Document and applicable law, such funds shall be applied (i) first, to pay interest, fees, costs and expenses then due hereunder, (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, and (iii) third, to any other Obligations then due from the Credit Parties to the Lender, the Issuing Lender, the Cash Management Bank or any other Affiliate of the Lender.

(c)                                  Collection.  Any check, instrument or other item of payment in favor of any Borrower remitted to the Cash Management Bank for processing shall be subject to a collection charge equal to two days interest on the amount thereof at the Adjusted Base Rate plus the Applicable Margin, which collection charges shall be payable by the Borrowers monthly in arrears on the first Business Day of each month.

2.7                                 Prepayment of Loans.

(a)                                  Optional Prepayments of Loans.  The Borrowers shall have the right at any time and from time to time to prepay the Revolving Loans in whole or in part, subject to the payment of any amounts due under subsection 2.3(g) and, if the Revolving Credit Commitment is terminated, subsection 2.5(d).  The Borrowers shall have the right at any time and from time to time to prepay the Term Loan in whole or in part, subject to prior notice in accordance with subsection 2.7(d) and subject to the payment of any amounts due under subsection 2.3(g) and, if the Term Loan is repaid in full, subsection 2.5(d), and provided that each such prepayment of the Term Loan shall be in an amount that is at least equal to $250,000 or any greater multiple of $100,000.

(b)                                 Mandatory Prepayments.  The Borrowers shall be obligated to, and shall, make prepayments of the Loans hereunder (and reduce the Revolving Credit Commitment hereunder) as follows:

(i)                                     Incurrence of Debt.  Without limiting the obligation of the Borrowers to obtain the consent of the Lender to any incurrence of Indebtedness not otherwise permitted hereunder, the Borrowers agree, on the closing of any incurrence of Indebtedness by any Credit Party (other than Indebtedness permitted pursuant to Section 8.1) to prepay the Loans hereunder (and provide cash collateral for Total LC Exposure as specified in subsection 2.4(g)), and the Revolving Credit Commitment hereunder shall be subject to automatic reduction, upon the date of such incurrence of Indebtedness, in an aggregate amount equal to 100% of the amount of the Net Cash Payments from such incurrence of Indebtedness received by any Credit Party, such prepayment and reduction to be effected in each case in the manner and to the extent specified in subsection 2.7(c) below.

(ii)                                  Sale or Offering of Securities.  The Borrowers agree on the closing of any offering or sale of equity securities by any Credit Party, to prepay the Loans hereunder (and provide cash collateral for Total LC Exposure as specified in subsection 2.4(g)), upon the date of such sale or offering of securities, in an aggregate amount equal to 100% of the amount of Net

Cash Payments from such offering of securities received by any such Credit Party such prepayment to be effected in each case in the manner and to the extent specified in subsection 2.7(c) below.

(iii)                               Sale of Assets.  Without limiting the obligation of the Borrowers to obtain the consent of the Lender to any Disposition not otherwise permitted hereunder, the Borrowers agree, on the date of any Disposition by any Credit Party, to prepay the Loans hereunder (and provide cash collateral for Total LC Exposure as specified in subsection 2.4(g)), and the Revolving Credit Commitment hereunder shall be subject to automatic reduction, upon the date of such Disposition, in an aggregate amount equal to 100% of the amount of such Net Cash Payments from such Disposition received by any Credit Party on the date of such Disposition, such payment and reduction to be effected in each case and in the manner and to the extent specified in subsection 2.7(c) below.  Notwithstanding the forgoing, the Borrowers shall not be required to make any prepayment of the Loans under this subsection 2.7(b)(iii) with respect to the first $10,000 of aggregate Net Cash Payments received by the Credit Parties from Dispositions after the Effective Time to the extent 100% of such Net Cash Payments are utilized to replace the assets disposed of by the Credit Parties in the Disposition within 90 days of each such Disposition.

(iv)                              Proceeds of Casualty Events.  Upon the receipt by the Lender or the Credit Parties of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Credit Parties, the Borrowers shall prepay the Loans (and provide cash collateral for Total LC Exposure as specified in subsection 2.4(g)), and the Revolving Credit Commitment shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Cash Payments from such Casualty Event, such prepayment and reduction to be effected in each case in the manner and to the extent specified in subsection 2.7(c) below; provided that if there shall occur a Casualty Event and the aggregate market value of all property affected by such Casualty Event shall be less than $25,000, and if, at the time proceeds of insurance in respect of such Casualty Event are received, no Event of Default shall have occurred and be continuing, the Borrowers shall be entitled to utilize such insurance proceeds (in an amount not in excess of $25,000) to repair or replace the property affected by such Casualty Event within 90 days (it being understood that if proceeds of insurance intended to be applied to repair or replace property are not in fact applied within 90 days after receipt thereof, then such proceeds shall be applied to the prepayment of Loans, cover for Total LC Exposure and reduction of the Revolving Credit Commitment as provided in this clause (iv) at the expiration of such 90 day period).

(c)                                  Application.  In the event of any mandatory prepayment of Loans pursuant to subsections (b)(i), (b)(ii), (b)(iii) and (b)(iv) of this Section 2.7, the proceeds shall be applied as follows:

(i)                                     first, to the extent that Revolving Credit Exposure shall at such time exceed the lesser of (A) the Revolving Credit Commitment at such time or (B) the Borrowing Base at such time, such prepayment shall be applied to the repayment of Revolving Loans;

(ii)                                  second, if such prepayment is made at a time when any part of the Term Loan remains outstanding, such prepayment shall be applied to the repayment of the unpaid principal balance of the Term Loan in inverse order of maturity; and

(iii)                               third, after the Term Loan has been repaid in full, the amount of any mandatory prepayment shall be applied to repay Revolving Loans, and, second, to provide cash collateral for Total LC Exposure as specified in Section 2.4(g), with a corresponding permanent reduction in the Revolving Credit Commitment (except that no such corresponding permanent reduction in the total Revolving Credit Commitment shall be required in connection with any prepayment pursuant to subsection 2.7(b)(ii) above).

(d)                                 Notification of Certain Prepayments.  The Borrowers shall notify the Lender by telephone (confirmed by telecopy) of any voluntary prepayment of any Eurodollar Loan not later than 1:00 p.m., Boston, Massachusetts time, three Business Days before the date of such prepayment.  The Borrowers shall notify the Lender of any mandatory prepayment of the Loans pursuant to subsection 2.7(b) hereunder as soon as practicable.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.

(e)                                  Prepayments Accompanied by Interest.  All prepayments of the Term Loans shall be accompanied by accrued interest through the date of prepayment.

2.8                                 Fees.

(a)                                  Closing Fee.  The Borrowers shall pay to the Lender on the Closing Date a closing fee in an amount equal to $48,750.

(b)                                 Unused Fee.  The Borrowers shall pay to the Lender unused fees in respect of the Revolving Credit Commitment, in an aggregate amount equal to the product of (x) the Applicable Unused Fee Rate, multiplied by (y) the daily average unused amounts of the Revolving Credit Commitment during the period from and including the date on which the Effective Time shall occur to but excluding the date on which the Revolving Credit Commitment terminates.  Accrued unused fees shall be payable monthly in arrears on the first day of each month and on the date on which the Revolving Credit Commitment terminates.  All unused fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Letter of Credit Fees.  The Borrowers shall pay with respect to Letters of Credit issued hereunder the following fees:

(i)                                     with respect to each documentary or standby Letter of Credit issued hereunder, a fee to the Lender which shall accrue at a rate per annum equal to (x) the Applicable Margin for Eurodollar Rate Revolving Loans multiplied by (y) the average daily amount of outstanding Letters of Credit during the period from and including the Closing Date to but excluding the date on which there shall no longer be any Letters of Credit outstanding hereunder, and

(ii)                                  with respect to each documentary or standby Letter of Credit issued hereunder, the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Accrued fees for Letters of Credit shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day), and shall be payable monthly in arrears on the first day of each month and on the date the Revolving Credit Commitment terminates, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitment terminates shall be payable on demand.

2.9                                 Increased Costs.

(a)                                  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or the Issuing Lender; or

(ii)                                  impose on the Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to the Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate the Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If the Lender or the Issuing Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s or the Issuing Lender’s capital or on the capital of the Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which the Lender or the Issuing Lender or the Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s or the Issuing Lender’s policies and the policies of the Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate the Lender or the Issuing Lender, or the Lender’s or the Issuing Lender’s holding company, for any such reduction suffered.

(c)                                  A certificate of the Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate the Lender or the Issuing Lender or its holding company, as the case may be, as specified in subsections 2.9(a) or 2.9(b) above shall be delivered to the Borrowers and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error.  The Borrowers shall pay the Lender or the Issuing Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of the Lender or the Issuing Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of the Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender or the Issuing Lender pursuant to this Section 2.9 for any increased costs or reductions incurred more than six months prior to the date that Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is (i) retroactive and (ii) occurred within such six-month period, then the six-month period referred to above may be extended to include the period of retroactive effect thereof, but in no event any period prior to the Closing Date.

2.10                           Taxes.

(a)                                  Any and all payments by or on account of any Obligations of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) the Lender or the Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrowers shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrowers shall indemnify the Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) paid by the Lender or the Issuing Lender, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrowers making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

ARTICLE 3

Guarantee by Guarantors

3.1                                 The Guarantee.  The Guarantors hereby guarantee to the Lender and the Issuing Lender and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations.  The Guarantors hereby further agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

3.2                                 Obligations Unconditional.  The obligations of the Guarantors under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i)                                     at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)                               the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)                              any lien or security interest granted to, or in favor of, the Lender or the Issuing Lender as security for any of the Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender or the Issuing Lender exhaust any right, power or remedy or proceed against the Borrowers hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

3.3                                 Reinstatement.  The obligations of the Guarantors under this Article 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender and the Issuing Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Lender or the Issuing Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.4                                 Subrogation.  Until such time as the Obligations shall have been indefensibly paid in full, each of the Guarantors hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article 3 and further agrees with the Borrowers for the benefit of each creditor of the Borrowers (including, without limitation, the Lender and the Issuing Lender) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Borrowers.

3.5                                 Remedies.  The Guarantors agree that, as between the Guarantors and the Lender, the Obligations of the Borrowers hereunder may be declared to be forthwith due and payable as provided in Section 9.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.1) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 3.1.

3.6                                 Instrument for the Payment of Money.  Each of the Guarantors hereby acknowledges that the guarantee in this Article 3 constitutes an instrument for the payment of money, and consents and agrees that the Lender or the Issuing Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.

3.7                                 Continuing Guarantee.  The guarantee in this Article 3 is a continuing guarantee, and shall apply to all Obligations whenever arising.

3.8                                 General Limitation on Amount of Obligations Guaranteed.  In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 3.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantors, Lender, or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE 4

The Collateral

4.1                                 Grant of Security Interest.  As security for due and punctual payment and performance of the Obligations, each Credit Party hereby grants to the Lender (for the ratable benefit of the Lender, the Issuing Lender and the Cash Management Bank) a continuing security interest in and lien on all tangible and intangible property and assets of such Credit Party, whether now owned or existing or hereafter acquired or arising, together with any and all additions thereto and replacements therefor and proceeds and products thereof (collectively referred to for purposes of this Article 4 as “Collateral”), including without limitation the property described below:

(a)                                  all tangible personal property, including without limitation all present and future goods, inventory (including, without limitation, all merchandise, raw materials, work in process, finished goods and supplies), machinery, equipment, motor vehicles, rolling stock, tools, furniture, fixtures, office supplies, computers, computer software and associated equipment, whether now owned or hereafter acquired, including, without limitation, all tangible personal property used in the operation of the business of such Credit Party;

(b)                                 all rights under all present and future authorizations, permits, licenses and franchises issued, granted or licensed to such Credit Party for the operation of its business;

(c)                                  all Patents of such Credit Party;

(d)                                 all Trademarks of such Credit Party;

(e)                                  all Copyrights of such Credit Party;

(f)                                    the entire goodwill of business of such Credit Party and all other general intangibles (including know-how, trade secrets, customer lists, proprietary information, inventions, domain names, methods, procedures and formulae) connected with the use of and symbolized by any Patents, Trademarks or Copyrights of such Credit Party;

(g)                                 all rights under all present and future vendor or customer contracts and all franchise, distribution, design, consulting, construction, engineering, management and advertising and related agreements;

(h)                                 all rights under all present and future leases of real and personal property; and

all other personal property, including, without limitation, all present and future accounts, accounts receivable, cash, cash equivalents, deposits, deposit accounts, loss carry back, tax refunds, insurance proceeds, premiums, rebates and refunds, choses in action, investment property, securities, partnership interests, limited liability company interests, contracts, contract rights, general intangibles (including without limitation, all customer and advertiser mailing lists, intellectual property, patents, copyrights, trademarks, trade secrets, trade names, domain names, goodwill, customer lists, advertiser lists, catalogs and other printed materials, publications, indexes, lists, data and other documents and papers relating thereto, blueprints, designs, charts, and research and development, whether on paper, recorded electronically or otherwise), all websites (including without limitation, all content, HTML documents, audiovisual material, software, data, hardware, access lines, connections, copyrights, trademarks, patents and trade secrets relating to such websites) and domain names, any information stored on any medium, including electronic medium, related to any of the personal property of such Credit Party, all financial books and records and other books and records relating, in any manner, to the business of such Credit Party, all proposals and cost estimates and rights to performance, all instruments and promissory notes, documents and chattel paper, and all debts, obligations and liabilities in whatever form owing to such Credit Party from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to such Credit Party; and all guaranties and security therefor, and all letters of credit and other supporting obligations in respect of such debts, obligations and liabilities.

Any of the foregoing terms which are defined in the Uniform Commercial Code shall have the meaning provided in the Uniform Commercial Code, as amended and in effect from time to time, as supplemented and expanded by the foregoing.

4.2                                 Special Warranties and Covenants of the Credit Parties.  Each Credit Party hereby warrants and covenants to the Lender that:

(a)                                  Such Credit Party has delivered to the Lender a Perfection Certificate in substantially the form of Exhibit C hereto.  All information set forth in such Perfection Certificate is true and correct in all material respects and the facts contained in such Perfection Certificate are accurate in all material respects as of the date of this Agreement.  Each Credit Party agrees to supplement its Perfection Certificate promptly after obtaining information which would require a correction or addition to such Perfection Certificate.

(b)                                 No Credit Party will change its jurisdiction of organization, principal or any other place of business, or the location of any Collateral from the locations set forth in the Perfection Certificate delivered by such Credit Party, or make any change in its name or conduct its business operations under any fictitious business name or trade name, without, in any such case, at least thirty (30) days’ prior written notice to the Lender; provided that the inventory of such Credit Party may be in the possession of manufacturers or processors in any jurisdiction in which all necessary UCC financing statements have been filed by the Lender and with respect to which the Lender has received waiver letters from all landlords, warehousemen and processors in form and substance acceptable to Lender.

(c)                                  Except for Collateral that is obsolete or no longer used in their business, the Credit Parties will keep the Collateral in good order and repair (normal wear excepted) and adequately insured at all times in accordance with the provisions of Section 7.5.  The Credit Parties will pay promptly when due all taxes and assessments on the Collateral or for its use or operation, except for taxes and assessments permitted to be contested as provided in Section 7.4.  Following the occurrence and during the continuance of an Event of Default, the Lender may at its option discharge any taxes or Liens to which any Collateral is at any time subject (other than Permitted Liens), and may, upon the failure of the Credit Parties to do so in accordance with this Agreement, purchase insurance on any Collateral and pay for the repair, maintenance or preservation thereof, and each Credit Party agrees to reimburse the Lender on demand for any payments or expenses incurred by the Lender pursuant to the foregoing authorization and any unreimbursed amounts shall constitute Obligations for all purposes hereof.

(d)                                 The Lender may from time to time request and each Credit Party shall deliver copies of all customer lists and vendor lists.

(e)                                  To the extent, if any, that such Credit Party’s signature is required therefor, each Credit Party will promptly execute and deliver to the Lender such financing statements and amendments thereto, certificates and other documents or instruments as may be necessary to enable the Lender to perfect or from time to time renew the security interest granted hereby, including, without limitation, such financing statements and amendments thereto, certificates and other documents as may be necessary to perfect a security interest in any additional Collateral hereafter acquired by such Credit Party or in any replacements or proceeds thereof.  Each Credit Party authorizes and appoints the Lender, in case of need, to execute such financing statements, certificates and other documents pertaining to the Lender’s security interest in the Collateral in its stead if such Credit Party’s signature is required therefor and such Credit Party fails to so execute such documents, with full power of substitution, as such Debtor’s attorney in fact.

(f)                                    Each Credit Party hereby irrevocably authorizes the Lender, at any time and from time to time, to file in any jurisdiction financing statements and amendments thereto that (i) indicate the Collateral (x) as all assets of such Credit Party or words of similar effect, regardless of whether any particular asset falls within the scope of Article 9 of the Uniform Commercial Code of the Commonwealth of Massachusetts or such jurisdiction or (y) as being of an equal or lesser scope or with greater detail and (ii) which contain any other information required by Article 9 of the Uniform Commercial Code (including Part 5 thereof) for the sufficiency or filing office acceptance of any financing statement or amendment, including whether (A) any Credit Party is an organization, the type of organization and any organization identification number issued to such Credit Party and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates.  The Credit Parties agree to furnish any such information to the Lender promptly upon request.  Each Credit Party also ratifies its authorization for the Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

(g)                                 Each Credit Party agrees that it will join with the Lender in executing and, at its own expense, will file and refile, or permit the Lender to file and refile such other documents (including, without limitation, this Agreement and licenses to use software and other property protected by copyright), in such offices (including, without limitation, the PTO, the United States Copyright Office, and appropriate state patent, trademark and copyright offices), as the Lender may reasonably deem necessary or appropriate, wherever required or permitted by law in order to perfect and preserve the rights and interests granted to the Lender in Patents, Trademarks and Copyrights hereunder.  Each Credit Party will give the Lender notice of each office at which records of such Credit Party pertaining to all intangible items of Collateral are kept.  Except as may be provided in such notice, the records concerning all intangible Collateral are and will be kept at the address shown in the respective Perfection Certificate for such Credit Party as the principal place of business of such Credit Party.

(h)                                 The Credit Parties are the sole and exclusive owners of the websites and domain names listed on Schedule 4.2 hereto and have registered such domain names with the applicable authority for registration of the same which provides for the exclusive use by the Credit Parties of such domain names.  The websites do not contain any material, the publication of which may result in (a) the violation of rights of any person or (b) a right of any person against the publisher or distributor of such material.

(i)                                     The Credit Parties shall, annually by the end of the first calendar quarter following the previous calendar year, provide written notice to the Lender of all applications for registration of Patents, Trademarks or Copyrights, to the extent such applications exist, made during the preceding calendar year.  The Credit Parties shall file and prosecute diligently all applications for registration of Patents, Trademarks or Copyrights now or hereafter pending that would be necessary to the business of the Credit Parties to which any such applications pertain, and to do all acts, in any such instance, necessary to preserve and maintain all rights in such registered Patents, Trademarks or Copyrights unless such Patents, Trademarks or Copyrights are not material to the business of the Credit Parties, as reasonably determined by the Credit Parties consistent with prudent and commercially reasonable business practices.  Any and all costs and expenses incurred in connection with any such actions shall be borne by the Credit Parties.  Except in accordance with prudent and commercially reasonable business practices, the Credit Parties shall not abandon any right to file a Patent, Trademark or Copyright application or any pending Patent, Trademark or Copyright application or any registered Patent, Trademark or Copyright, in each case material to its business, without the consent of the Lender.

(j)                                     The domain name servers used in connection with the domain names of the Credit Parties and all other relevant information pertaining to such domain names, and the administrative contacts used in connection with the registration of such domain names are identified on Schedule 4.2 hereof.  No Credit Party will change such domain name servers without 10 days’ prior notice to the Lender.  No Credit Party will cause a change in the identity of any domain name administrative contact without 10 days’ prior notice to the Lender.

(k)                                  If any Credit Party is, now or at any time hereafter, a beneficiary under a letter of credit now or hereafter, such Credit Party will promptly notify the Lender thereof and, at the request and option of the Lender, such Credit Party shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Lender of the proceeds of the letter of credit or (ii) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lender agreeing, in each case, that the proceeds of the letter of credit are to be applied by the Lender against the Obligations as provided in this Agreement.

(l)                                     To the extent any Credit Party shall, now or at any time hereafter, hold or acquire any promissory note or other instrument or tangible chattel paper, such Credit Party will promptly notify the Lender thereof and, at the request and option of the Lender, such Debtor will deliver such promissory note or other instrument or tangible chattel paper to the Lender to be held as Collateral hereunder, together with an endorsement thereof reasonably satisfactory in form and substance to the Lender.

(m)                               If, now or at any time hereafter, any Credit Party shall obtain or hold any investment property or electronic chattel paper, such Credit Party will promptly notify the Lender thereof and, at the request and option of the Lender, such Credit Party will take or cause to be taken such steps as the Lender may reasonably request for the Lender to obtain “control” (as provided in Sections 9-105 and 9-106 of the Uniform Commercial Code of the Commonwealth of Massachusetts, as amended and in effect from time to time) of such Collateral.

(n)                                 No Credit Party holds any commercial tort claims, as defined in Article 9 of the Uniform Commercial Code, except as indicated in the Perfection Certificate attached hereto as Exhibit C.  If any of the Credit Parties shall at any time acquire a commercial tort claim, such Credit Party shall immediately notify the Lender in a writing signed by such Credit Party of the brief details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.

(o)                                 If any Credit Party has accounts receivable in respect of which the account debtor is located in Minnesota, the Credit Parties represent and warrant that the applicable Credit Party has filed and shall file all legally-required Notice of Business Activities Reports and comparable reports with the appropriate government authorities.

4.3                                 Collection of Proceeds of Accounts Receivable.

(a)                                  On or before the Closing Date, the Credit Parties shall (i) direct all of their account debtors to make all payments on accounts receivable of the Credit Parties directly to post office boxes (each a “Lock Box” and collectively the “Lock Boxes”) under the control of the Cash Management Bank, (ii) establish accounts (each a “Controlled Account” and collectively the “Controlled Accounts”) in the Lender’s name for the benefit of the Borrowers with the Cash Management Bank, into which all payments received in the Lock Boxes shall be deposited, and into which the Credit Parties will immediately deposit all payments made for inventory or services sold or rendered by the Credit Parties and received by the Credit Parties in the identical form in which such payments were made, whether by cash or check, and (iii) cause each Subsidiary and Affiliate, and any other Person acting for or in concert with the Credit Parties that receives any monies, checks, notes, drafts or other payments relating to or as proceeds of accounts receivable or other Collateral, to receive and hold such items in trust for, and as the sole and exclusive property of, the Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in hand to the Controlled Accounts; provided that, for purposes of administrative convenience, the Lender may in its reasonable discretion, permit the Credit Parties from time to time to maintain one or more accounts with one or more financial institutions other than the Cash Management Bank and with such maximum cash balances as the Lender deems appropriate, and for which the Credit Parties may, at the discretion of the Lender, be permitted to have direct access.

(b)                                 Each Credit Party acknowledges that the Cash Management Bank is an Affiliate of the Lender and that the Cash Management Bank and the Lender are parties to cash management agreements that confirm that the Lender has dominion and control over all accounts of the Credit Parties or the Lender maintained by the Cash Management Bank, and all funds from time to time held in such accounts.  The Borrowers, the Lender and the Cash Management Bank hereby agree that the Cash Management Bank shall comply with any instructions originated by the Lender directing disposition of funds in such accounts without further consent of the Borrowers.  Each Credit Party agrees to enter into such Lockbox Agreements and Control Agreements with the Cash Management Bank and the Lender as the Lender may reasonably request.  Each Credit Party also agrees to cause each financial institution other than the Cash Management Bank with which a Lock Box and/or Controlled Account has been established to, enter into a Lockbox Agreement and/or Control Agreement, as applicable, confirming that the amounts on deposit in such Lock Box and/or Controlled Account, as applicable, are the property of and are under the control of the Lender, that such financial institution has no right to setoff against such Lock Box or Controlled Account or against any other account maintained by such financial institution into which the contents of such Controlled Account are transferred, and that upon written notice from the Lender, such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to the Lender, funds deposited in the Controlled Account on a daily basis as such funds are collected.

(c)                                  The Credit Parties agree to pay all reasonable fees, costs and expenses which the Credit Parties incur in connection with opening and maintaining a Lock Box and Controlled Account.  All of such fees, costs and expenses which remain unpaid pursuant to any Lock Box or Control Agreement with the Credit Parties, to the extent same shall have been paid by the Lender hereunder, shall constitute Loans hereunder, shall be payable to the Lender by the Credit Parties upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.  All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to the Lender or the Cash Management Bank in kind shall be endorsed by the Credit Parties, to the Lender, and, if that endorsement of any such item shall not be made for any reason, the Lender and the Cash Management Bank are each hereby irrevocably authorized to endorse the same on behalf of the Credit Parties.  For the purpose of this subsection 4.3(c), each Credit Party irrevocably hereby makes, constitutes and appoints the Lender (and all Persons designated by the Lender for that purpose, including, without limitation, the Cash Management Bank) as such Credit Party’s true and lawful attorney and agent-in-fact (i) to endorse the name of the such Credit Party upon said items of payment and/or proceeds of Collateral of the Credit Parties and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable of the Credit Parties or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any Lock Box or postal box into which any mail of the Credit Parties is deposited; and (iv) open and process all mail addressed to the Credit Parties and deposited therein.

(d)                                 The Lender (and all Persons designated by the Lender for such purpose, including, without limitation, the Cash Management Bank) may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any account debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any accounts receivable or contract rights of the Credit Parties by suit or otherwise; (ii) exercise all of the rights and remedies of the Credit Parties with respect to proceedings brought to collect any accounts receivable; (iii) surrender, release or exchange all or any part of any accounts receivable of the Credit Parties, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any account receivable of the Credit Parties upon such terms, for such amount and at such time or times as the Lender deems advisable; (v) prepare, file and sign the names of the Credit Parties on any proof of claim in bankruptcy or other similar document against any account debtor indebted on an account receivable of the Credit Parties; and (vi) do all other acts and things which are necessary, in the Lender’s sole discretion, to fulfill the Obligations of the Credit Parties under this Agreement and to allow the Lender to collect the accounts receivable.  In addition to any other provision hereof or in any of the other Loan Documents, the Lender may at any time on or after the occurrence of an Event of Default, at the sole expense of the Credit Parties, notify any parties obligated on any of the accounts receivable of the Credit Parties to make payment directly to the Lender of any amounts due or to become due thereunder.

4.4                                 Fixtures, etc.  It is the intention of the parties hereto that (except for Collateral located on any Mortgaged Property) none of the Collateral shall become fixtures and each Credit Party will take all such reasonable action or actions as may be necessary to prevent any of the Collateral from becoming fixtures.  Without limiting the generality of the foregoing, each Credit Party will, if requested by the

Lender, use commercially reasonable efforts to obtain waivers of Liens, in form satisfactory to the Lender, from each lessor of real property on which any of the Collateral is or is to be located to the extent requested by the Lender.

4.5                                 Right of Lender to Dispose of Collateral, etc.  Upon the occurrence of any Event of Default, such Event of Default not having previously been waived, remedied or cured, but subject to the provisions of the Uniform Commercial Code or other applicable law, in addition to all other rights under applicable law and under the Loan Documents, the Lender shall have the right to take possession of the Collateral and, in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom.  The Lender may require the Credit Parties to make the Collateral (to the extent the same is moveable) available to the Lender at a place to be designated by the Lender or transfer any information related to the Collateral to the Lender by electronic medium.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender will give the Credit Parties at least seven (7) days’ prior written notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made.  Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the Uniform Commercial Code) that reasonable notification be given of the time and place of such sale or other disposition.

4.6                                 Right of Lender to Use and Operate Collateral, etc.  Upon the occurrence and during the continuance of any Event of Default, subject to the provisions of the Uniform Commercial Code or other applicable law, the Lender shall have the right and power (a) to take possession of all or any part of the Collateral, and to exclude the Credit Parties and all persons claiming under the Credit Parties wholly or partly therefrom, and thereafter to hold, store, and/or use, operate, manage and control the same, and (b) to grant a license to use, or cause to be granted a license to use, any or all of the Patents, Trademarks and Copyrights (in the case of Trademarks, along with the goodwill associated therewith), but subject to the terms of any licenses.  Upon any such taking of possession, the Lender may, from time to time, at the expense of the Credit Parties, make all such repairs, replacements, alterations, additions and improvements to and of the Collateral as the Lender may deem proper.  In any such case the Lender shall have the right to manage and control the Collateral and to carry on the business and to exercise all rights and powers of the Credit Parties in respect thereto as the Lender shall deem best, including the right to enter into any and all such agreements with respect to the operation of the Collateral or any part thereof as the Lender may see fit; and the Lender shall be entitled to collect and receive all rents, issues, profits, fees, revenues and other income of the same and every part thereof.  Such rents, issues, profits, fees, revenues and other income shall be applied to pay the expenses of holding and operating the Collateral and of conducting the business thereof, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments which the Lender may be required or may elect to make, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments which the Lender may be required or authorized to make under any provision of this Agreement (including legal costs and reasonable attorneys’ fees).  The Lender shall apply the remainder of such rents, issues, profits, fees, revenues and other income as provided in Section 4.7.

4.7                                 Proceeds of Collateral.  After deducting all reasonable costs and expenses of collection, storage, custody, sale or other disposition and delivery (including reasonable legal costs and attorneys’ fees) and all other charges against the Collateral, the Lender shall apply the residue of the proceeds of any such sale or disposition to the Obligations in accordance with the terms hereof and any surplus shall be returned to the Credit Parties or to any Person or party lawfully entitled thereto.  In the event the proceeds of any sale, lease or other disposition of the Collateral are insufficient to pay all of the Obligations in full, the Credit Parties will be liable for the deficiency, together with interest thereon at the Post-Default Rate, and the cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys’ fees, expenses and disbursements.

ARTICLE 5

Representations and Warranties

Each Credit Party represents and warrants to the Lender and the Issuing Lender as to itself and each other Credit Party, that:

5.1                                 Organization; Powers.  Each Credit Party has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization.  Each Credit Party has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.2                                 Authorization; Enforceability.  The borrowing of the Loans and the grant of security interests pursuant to the Loan Documents are within the power and authority of the Credit Parties and have been duly authorized by all necessary action on the part of the Credit Parties.  This Agreement and the other Loan Documents have been duly authorized, executed and delivered by the Credit Parties and constitute legal, valid and binding obligations of the Credit Parties, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.3                                 Governmental Approvals; No Conflicts.  The borrowing of the Loans and the grant of the security interests pursuant to the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority which has not been obtained, except as disclosed on Schedule 5.3, (b) will not violate any applicable law, policy or regulation or the organizational documents of the Credit Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Credit Parties, or any assets, or give rise to a right thereunder to require any payment to be made by the Credit Parties, and such violation or default or right to payment would have a Material Adverse Effect, and (d) except for the Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Credit Parties.

5.4                                 Financial Condition; No Material Adverse Change.

(a)                                  The Credit Parties have heretofore delivered to the Lender the following financial statements:

(i)                                     the consolidated balance sheets and statements of operations, shareholders’ equity and cash flows of the Credit Parties, as of and for the fiscal years ended December 31, 1999, and December 31, 2000, and December 31, 2001, audited and accompanied by an opinion of the Credit Parties’ independent public accountants;

(ii)                                  the draft audited consolidated balance sheet and statements of operations, shareholder’s equity and cash flows of the Credit Parties, as of and for the fiscal year ended December 31, 2002, certified by a Designated Financial Officer that such financial statements fairly present the financial condition of the Credit Parties as at such date and the results of the operations of the Credit Parties for the period ended on such date and that all such financial statements, including the related schedules and notes thereto have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved, except as disclosed on Schedule 5.4; and

(iii)                               the management summary of operations of the Credit Parties for the 12 month period ended on December 31, 2002, set forth on a monthly basis, certified by a Designated Financial Officer that such summary of operations fairly presents the financial condition of the Credit Parties as at such date and for the periods specified therein;

(iv)                              the projected consolidated balance sheets, statements of operations and cash flows, and projected Excess Availability for the Credit Parties on a monthly basis for fiscal year 2003 .

Except as disclosed on Schedule 5.4, such financial statements (except for the projections) present fairly, in all material respects, the respective consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited or pro forma statements.  The projections were prepared by the Credit Parties in good faith and were based on assumptions that were reasonable when made.

(b)                                 Except as disclosed on Schedule 5.4, since December 31, 2001, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Credit Parties from that set forth in the December 31, 2001 financial statements referred to in clause (i) of paragraph (a) above.

(c)                                  None of the Credit Parties has on the date hereof any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at the end of their respective fiscal years ended December 31, 2001, referred to above, as provided for in Schedule 5.4 annexed hereto, or as otherwise permitted pursuant to this Agreement, or as referred to or reflected or provided for in the financial statements described in this Section 5.4.

5.5                                 Properties.

(a)                                  Each Credit Party has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, all its Property material to its business.  All machinery and equipment of the Credit Parties is in good operating condition and repair (ordinary wear and tear excepted), and all necessary replacements of and repairs thereto have be made so as to preserve and maintain the value and operating efficiency of such machinery and equipment.  As of the date hereof, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all owned equipment and all leased equipment, and (ii) all equipment leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof).  Except as specified in Schedule 5.5, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrowers have no knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(b)                                 Set forth on Schedule 5.5 hereto is a complete list of all Patents, Trademarks and Copyrights.  Each Credit Party owns, or is licensed to use, all Patents, Trademarks and Copyrights and other intellectual property material to its business (“Proprietary Rights”), and to the knowledge of the Borrowers, the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Schedule 5.5 clearly identifies all Patents, Trademarks and Copyrights that have been duly registered in, filed in or issued by the PTO or the United States Register of Copyrights (collectively, the “Registered Proprietary Rights”).  The Registered Proprietary Rights have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States, as applicable.  The Credit Parties have taken commercially reasonable steps to protect their Registered Proprietary Rights and to maintain the confidentiality of all Proprietary Rights that are not generally in the public domain.

(d)                                 As of the date hereof, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all Real Property Assets, whether owned or leased, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Leasehold Property, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Except as specified in Schedule 5.5, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrowers have no knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

5.6                                 Litigation and Environmental Matters.

(a)                                  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth in part (a) of Schedule 5.6).

(b)                                 Except for the Disclosed Matters set forth in Schedule 5.6 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Credit Parties (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the Credit Parties’ business to be in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability; (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law or (iv) do not know of any basis for any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

5.7                                 Compliance with Laws and Agreements.  Except as set forth on Schedule 5.7, each Credit Party is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.8                                 Investment and Holding Company Status.  No Credit Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

5.9                                 Taxes.  Except as set forth on Schedule 5.9, each Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Lender, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.10                           ERISA.  Except as set forth on Schedule 5.10, no Credit Party has any Pension Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  No Credit Party has a present intention to terminate any Pension Plan with respect to which any Credit Party would incur a cost of more than $100,000 to terminate such Plan, including amounts required to be contributed to fund such Plan on Plan termination and all costs and expenses associated therewith, including without limitation attorneys’ and actuaries’ fees and expenses in connection with such termination and a reasonable estimate of expenses and settlement or judgment costs and attorneys’ fees and expenses in connection with litigation related to such termination.

5.11                           Disclosure.  As of the Effective Time, the Credit Parties have disclosed to the Lender all material agreements, instruments and corporate or other restrictions to which any Credit Party is subject after the Effective Time, and all other matters known to the Credit Parties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The organizational structure of the Credit Parties is as set forth on Schedule 5.12 annexed hereto.  The information, reports, financial statements, exhibits and schedules furnished at or prior to the Effective Time in writing by or on behalf of the Credit Parties to the Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, at the Effective Time, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading.  All written information furnished after the Effective Time by the Credit Parties to the Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of pro-forma information and projections) prepared in good faith based on reasonable assumptions, on the date as of which such information is stated or certified.  There is no fact known to the Credit Parties that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.

5.12                           Capitalization.  As of the Effective Time, the capital structure and ownership of the Credit Parties are correctly described on Schedule 5.12.  As of the Effective Time, the authorized, issued and outstanding capital stock of the Credit Parties consists of the capital stock described on Schedule 5.12, all of which is duly and validly issued and outstanding, fully paid and nonassessable.  Except as set forth on Schedule 5.12, as of the date hereof, (x) there are no outstanding Equity Rights with respect to any Credit Party and, (y) there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of capital stock of or other interest in any Credit Party, nor are there any outstanding obligations of any Credit Party to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Credit Party.

5.13                           Subsidiaries.

(a)                                  Set forth on Schedule 5.13 is a complete and correct list of all Subsidiaries of the Credit Parties as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 5.13, (x) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens permitted hereunder), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)                                 Except as set forth on Schedule 8.8, as of the date of this Agreement none of the Credit Parties is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 8.8 (“Restrictive Agreements”), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

5.14                           Material Indebtedness, Liens and Agreements.

(a)                                  Schedule 5.14 hereto contains a complete and correct list, as of the date of this Agreement, of all Material Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Credit Party the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $50,000 and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 5.14.

(b)                                 Schedule 5.14 hereto is a complete and correct list, as of the date of this Agreement, of each Lien (other than the Liens in favor of the Lender) securing Indebtedness of any Person and covering any property of the Credit Parties, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 5.14.

(c)                                  Schedule 5.14 hereto is a complete and correct list, as of the date of this Agreement, of each contract and arrangement to which any Credit Party is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect other than purchase orders made in the ordinary course of business and subject to customary terms.

(d)                                 To the extent requested by Lender, true and complete copies of each agreement listed on the appropriate part of Schedule 5.14 have been delivered to the Lender, together with all amendments, waivers and other modifications thereto.  All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Credit Party that is a party thereto and, to the best knowledge of the Credit Parties, binding upon the other parties thereto in accordance with their terms.  The Credit Parties are not in default under any such agreements, which default could have a Material Adverse Effect.

5.15                           Federal Reserve Regulations.  No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board).  The making of the Loans hereunder, the use of the proceeds thereof as contemplated hereby, and the security arrangements contemplated by the Loan Documents, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

5.16                           Solvency.  As of the Effective Time and after giving effect to the initial Loans hereunder and the other transactions contemplated hereby:

(a)                                  the aggregate value of all properties of the Credit Parties at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties;

(b)                                 the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(c)                                  the Credit Parties will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

5.17                           Force Majeure.  Since December 31, 2001, the business, properties and other assets of the Credit Parties have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

5.18                           Accounts Receivable.  The Lender may rely, in determining which accounts receivable are Eligible Accounts, on all statements and representations made by the Credit Parties with respect to such accounts receivable.  Unless otherwise indicated to the Lender in writing:

(a)                                  Each account receivable is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(b)                                 Each account receivable arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Credit Party in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Credit Party and the account debtor, and, in the case of goods, title to the goods has passed from the Credit Party to the account debtor;

(c)                                  Each account receivable is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Lender;

(d)                                 Each account receivable, and the Lender’s security interest therein, is not, and will not (by voluntary act or omission of the Credit Parties) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by the Lender to be immaterial, and each such account receivable is absolutely owing to one of the Credit Parties and is not contingent in any respect or for any reason;

(e)                                  No Credit Party has made any agreement with any account debtor for any extension, compromise, settlement or modification of any account receivable or any deduction therefrom, except discounts or allowances which are granted by the Credit Parties in the ordinary course of their businesses for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Borrowing Base Certificates and Collateral Update Certificates furnished to the Lender hereunder;

(f)                                    To the best knowledge of the Credit Parties, the account debtor under each account receivable had the capacity to contract at the time any contract or other document giving rise to an account receivable was executed and such account debtor is not insolvent; and

(g)                                 To the best knowledge of the Credit Parties, there are no proceedings or actions which are threatened or pending against any account debtor which might result in any material adverse change in such account debtor’s financial condition or the collectability of any account receivable.

5.19                           Labor and Employment Matters.

(a)                                  Except as set forth on Schedule 5.19 as of the Effective Time, and thereafter with respect to which such would have a Material Adverse Effect, (A) no employee of the Credit Parties is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and the Credit Parties do not have any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Credit Parties; (B) there are no pending or threatened representation campaigns, elections or proceedings; (C) the Credit Parties do not have knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof; (D) no Credit Party has engaged in, admitted committing or been held to have committed any unfair labor practice; and (E) there are no controversies or grievances between any Credit Party and any of its employees or representatives thereof.

(b)                                 Except as set forth on Schedule 5.19, the Credit Parties have at all times complied in all material respects, and are in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment.

(c)                                  Except as set forth on Schedule 5.19, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Credit Parties have at all times complied with, and are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including, without limitation, the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

5.20                           Bank Accounts.  Schedule 5.20 lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

ARTICLE 6

Conditions

6.1                                 Effective Time.  The obligations of the Lender to make Revolving Loans and Term Loans, and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)                                  Counterparts of Agreement.  The Lender shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 Notes.  The Lender shall have received a duly completed and executed Revolving Credit Note, a duly completed and executed Equipment Term Note, and a duly completed and executed Real Estate Term Note.

(c)                                  Organizational Structure.  The corporate organizational structure, capitalization and ownership of the Credit Parties, shall be as set forth on Schedules 5.12 and 5.13 annexed hereto.  The Lender shall have had the opportunity to review, and shall be satisfied with, the Credit Parties’ state and federal tax assumptions, and the ownership, capital, organization and structure of the Credit Parties.

(d)                                 Existence and Good Standing.  The Lender shall have received such documents and certificates as the Lender or Special Counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the transactions contemplated hereby and any other legal matters relating to the Credit Parties, this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Lender and Special Counsel.

(e)                                  Security Interests in Personal and Mixed Property.  The Lender shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments and made or caused to be made all such filings and recordings (other than filings or recordings to be made by the Lender on or after the Closing Date) that may be necessary or, in the opinion of the Lender, desirable in order to create in favor of the Lender, valid and (upon such filing and recording) perfected First Priority security interests in the entire personal and mixed property Collateral.

(f)                                    Mortgage; Etc.  The Lender shall have received from the Credit Parties fully executed and notarized Mortgages, in the form of Exhibit G, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each parcel of Material Owned Property existing as of the Closing Date that is designated as a “Mortgaged Property” on Schedule 1.1 hereto (each such parcel, a “Mortgaged Property”), together with mortgagee title insurance policies or commitments therefor, and copies of all surveys, deeds, title exception documents, flood hazard certificates and other documents as the Lender may reasonably require.

(g)                                 Leases; Landlord’s Waivers and Consents.  In the case of each Material Leasehold Property existing as of the Closing Date, copies of the lease, and all amendments thereto, between the Credit Party and the landlord or tenant party thereto, together with a Landlord’s Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(h)                                 Hazardous Materials Environmental Indemnity.  A Hazardous Materials Indemnity Agreement from the Credit Parties with respect to the indemnification of the Lender for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials that may be located on any Real Property Asset.

(i)                                     Environmental Reports.  The Lender shall have received reports and other information, in form, scope and substance satisfactory to the Lender, regarding environmental matters relating to such Real Property Assets as the Lender shall require, which reports shall include Phase I and/or Phase II environmental assessments as specified by the Lender for each such Real Property Asset, which conform to the ASTM Standard Practice for Environmental Site Assessments, and the Lender shall be satisfied with the results of such reports and other information.  Such reports shall be conducted by one or more environmental consulting firms reasonably satisfactory to the Lender.  The Credit Parties shall deliver a similar satisfactory environmental assessment prior to the acquisition of any future Real Property Asset.

(j)                                     Evidence of Insurance.  The Lender shall have received certificates from the Credit Parties’ insurance brokers that all insurance required to be maintained pursuant to Section 7.5 is in full force and effect and that the Lender has been named as additional insured or loss payee thereunder to the extent required under Section 7.5.

(k)                                  Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc.  The Credit Parties shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities and all consents of other Persons with respect to Material Indebtedness, Liens and material agreements listed on Schedule 5.14 (and so identified thereon) annexed hereto, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(l)                                     Existing Debt; Liens.  The Lender shall have received evidence that all principal, interest, and other amounts owing in respect of all Existing Debt of the Credit Parties (other than Indebtedness permitted to remain outstanding in accordance with Section 8.1 hereof) will be repaid in full as of the Effective Time, and that with respect to all Indebtedness permitted to remain outstanding in accordance with Section 8.1 hereof, any defaults or events of default existing as of the Closing Date with respect to such Indebtedness will be cured or waived immediately following the funding of the initial Loans.  The Lender shall have received evidence that as of the Effective Time, the Property of the Credit Parties is not subject to any Liens (other than Liens permitted to remain outstanding in accordance with Section 8.2 hereof).

(m)                               Financial Statements; Projections.  The Lender shall have received the certified financial statements and projections referred to in Section 5.4 hereof and the same shall not be inconsistent with the information previously provided to the Lender.

(n)                                 Financial Officer Certificate.  The Lender shall have received a certificate, dated the Closing Date and signed by a Designated Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 6.2 at the Effective Time.

(o)                                 Solvency Certificate.  The Lender shall have received the Solvency Certificate, dated the Closing Date and signed by the Chief Financial Officer of the Borrowers, confirming the truth and accuracy of the representations and warranties made by the Borrowers in Section 5.16.

(p)                                 No Material Adverse Change.  There shall have occurred no material adverse change (in the reasonable opinion of the Lender) in the businesses, operations, properties (including tangible properties), or conditions (financial or otherwise), assets, liabilities or income of the Credit Parties.

(q)                                 Opinion of Counsel to Credit Parties.  The Lender shall have received favorable written opinions (addressed to the Lender and dated the Closing Date) of Lynch, Brewer, Hoffman & Fink, LLP, special counsel to the Credit Parties, substantially in the form of Exhibit I annexed hereto and covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the transactions contemplated hereby as the Lender shall reasonably request.

(r)                                    Borrowing Base and Collateral Update Certificates.  A Designated Financial Officer shall have executed and delivered to the Lender a Borrowing Base Certificate substantially in the form of Exhibit B-1 annexed hereto, which Borrowing Base Certificate shall show Excess Availability under the Revolving Credit Commitment of not less than $1,000,000 (after giving effect to the payment of all sums and expenses, the issuance of all Letters of Credit and the funding of all Loans to be paid, issued or funded at the Effective Time), and a Collateral Update Certificate substantially in the form of Exhibit B-2 annexed hereto.

(s)                                  Lockbox Accounts/Controlled Accounts.  The Credit Parties shall have established such Lock Box Accounts and Controlled Accounts with the Cash Management Bank as required in accordance with Section 4.3 hereof, and shall have entered into all Lockbox Agreements and/or Control Agreements as shall be required by the Lender.

(t)                                    Inspection, Audit and Appraisal.  The Lender shall have (i) discussed the business and operations of the Credit Parties with the senior management of the Credit Parties, (ii) inspected the facilities of the Credit Parties, (iii) conducted an audit of the books and records of the Credit Parties and (iv) received appraisal reports and other information regarding the assets of the Credit Parties as the Lender may require conducted by auditors satisfactory to the Lender, and the results of such meeting, inspection, audit and appraisals shall be in form, scope and substance satisfactory to the Lender in its sole discretion.

(u)                                 Fees and Expenses.  The Lender and the Issuing Lender shall have received all fees and other amounts due and payable to such Person and Special Counsel at or prior to the Effective Time, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(v)                                 Other Documents.  The Lender shall have received all material contracts, instruments, opinions, certificates, assurances and other documents as the Lender or Special Counsel shall have reasonably requested and the same shall be reasonably satisfactory to each of them.

6.2                                 Each Extension of Credit.  The obligation of the Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be or have been true and correct as of such specific date and provided that, to the extent any change in circumstances expressly permitted by this Agreement causes any representation and warranty set forth herein to no longer be true, such representation and warranty shall be deemed modified to reflect such change in circumstances).

(b)                                 No Defaults.  At the time of, and immediately after giving effect to, such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

(c)                                  Excess Availability.  The Borrowers’ shall have Excess Availability of not less than $1 after giving effect to the funding of such requested Loan or the issuance of such requested Letter of Credit.

ARTICLE 7

Affirmative Covenants

Until the Revolving Credit Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lender that:

7.1                                 Financial Statements and Other Information.  The Credit Parties will furnish to the Lender:

(a)                                  as soon as available and in any event within 90 days after the end of each fiscal year of the Credit Parties:

(i)                                     consolidated statements of operations, shareholders’ equity and cash flows of the Credit Parties for such fiscal year and the related consolidated balance sheets of the Credit Parties as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and

(ii)                                  an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that the financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Credit Parties as at the end of, and for, such fiscal year in accordance with GAAP.

(b)                                 as soon as available and in any event within (x) 45 days after each December 31st, March 31st, June 30th and September 30th, and (y) 30 days after the end of each other month:

(i)                                     consolidated statements of operations, shareholders’ equity and cash flows of the Credit Parties for such month and for the period from the beginning of the respective fiscal year to the end of such month, and the related consolidated balance sheets of the Credit

 Parties as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, and the corresponding figures for the forecasts most recently delivered to the Lender for such period, and

(ii)                                  a certificate of a Designated Financial Officer, which certificate shall state that said financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Credit Parties, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);

(c)                                  as soon as available and in any event (i) simultaneously with the delivery of the monthly financial statements delivered pursuant to subsection 7.1(b) above, a Compliance Certificate duly executed by a Designated Financial Officer with respect to such monthly financial statements, and (ii) within 90 days after the end of each fiscal year, a Compliance Certificate duly executed by a Designated Financial Officer with respect to the annual financial statements delivered pursuant to subsection 7.1(a) above;

(d)                                 as soon as available and in any event simultaneously with the delivery of the monthly financial statements delivered pursuant to subsection 7.1(b) above a management summary of operations of the Credit Parties for such month, certified by a Designated Financial Officer that such summary of operations fairly presents the financial condition of the Credit Parties for such month;

(e)                                  within five days after the same are sent or filed, copies of all financial statements and reports which the Credit Parties send to the holders of any public equity securities and all periodic financial statements, final registration statements (excluding exhibits) and reports which the Company or the Borrower may make to, or file with, the Securities and Exchange Commission;

(f)                                    as soon as available and in any event within three (3) days after the end of each week with respect to such week (or more frequently if requested by the Lender), (i) a Collateral Update Certificate in the form attached hereto as Exhibit B-2,

(g)                                 as soon as available and in any event within twenty (20) days after the end of each month with respect to such month (or more frequently if requested by the Lender), (i) a Borrowing Base Certificate in the form attached hereto as Exhibit B-1, (ii) an Accounts Receivable/Loan Reconciliation Report in the form attached hereto as Exhibit B-3, (iii) a summary of inventory by type and location, (iv) an accounts receivable aging report, and (v) such other information relating to the Collateral as the Lender shall reasonably request, in each case, accompanied by such supporting detail and documentation as the Lender shall reasonably request;

(h)

(i)                                     as soon as available and in any event prior to the end of each fiscal year of the Credit Parties, statements of forecasted consolidated income and cash flows for the Credit Parties for each fiscal quarter in the immediately succeeding fiscal year and a forecasted consolidated balance sheet of the Credit Parties as of the last day of each fiscal quarter in such succeeding fiscal year, and a comparison of the projected Excess Availability as of the last day of each fiscal quarter in such succeeding fiscal year with the Excess Availability as of the last day of each fiscal quarter in the current fiscal year, together with supporting assumptions which were reasonable when made, all prepared in good faith in reasonable detail and consistent with the Credit Parties’ past practices in preparing projections and otherwise reasonably satisfactory in scope to the Lender;

(j)                                     as soon as available and in any event prior to March 1 of each year, statements of forecasted consolidated income and cash flows for the Credit Parties for each fiscal month in the current fiscal year and a forecasted consolidated balance sheet of the Credit Parties as of the last day of each fiscal month in such fiscal year, and a comparison of the projected Excess Availability as of the last day of each fiscal month in such fiscal year with the Excess Availability as of the last day of each fiscal month in the immediately prior fiscal year, together with supporting assumptions which were reasonable when made, all prepared in good faith in reasonable detail and consistent with the Credit Parties’ past practices in preparing projections and otherwise reasonably satisfactory in scope to the Lender;

(k)                                  as soon as available and in any event no later than 1:00 p.m. (Boston time) on each day that the Borrowers make any request for any Borrowing hereunder, an Advance Request in the form attached hereto as Exhibit B-5.

(l)                                     promptly upon receipt thereof, copies of all management letters and accountants’ letters received by the Credit Parties; and

(m)                               promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Credit Parties, or compliance with the terms of this Agreement, as the Lender may reasonably request.

7.2                                 Notices of Material Events.  The Credit Parties will furnish to the Lender prompt written notice of the following:

(a)                                  the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or Affiliate that could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event related to the Plan of any Credit Party or knowledge after due inquiry of any ERISA Event related to a Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties; and

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.2 shall be accompanied by a statement of a Designated Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.3                                 Existence; Conduct of Business.  Each Credit Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 8.4.

7.4                                 Payment of Obligations.  Each Credit Party shall pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Lender, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

7.5                                 Maintenance of Properties; Insurance.  Each Credit Party shall (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including, without limitation, business interruption and product liability insurance.  Without limiting the generality of the foregoing, the Credit Parties will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Lender in its commercially reasonable judgment.  All general liability and other liability policies with respect to the Credit Parties shall name the Lender as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policy shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Lender that names the Lender as the loss payee thereunder.  All policies of insurance shall provide for at least 30 days prior written notice to the Lender of any modifications or cancellation of such policy.

7.6                                 Books and Records; Inspection Rights.  Each Credit Party shall keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record such transactions and activities.  Each Credit Party shall permit any representatives designated by the Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants as frequently as the Lender deems appropriate provided that, so long as no Default has occurred and is continuing, all such visits shall be on reasonable prior notice, at reasonable times during regular business hours of such Credit Party, and provided further that after the occurrence and during the continuance of any Default, the Lender may visit at any reasonable times.  The Borrowers shall reimburse the Lender for all examination and inspections costs, internal costs at the rate of $850 per man-day, plus all out-of-pocket expenses incurred in connection with such inspections.  The Credit Parties will permit independent appraisers and environmental consultants selected by the Lender to visit the properties of the Credit Parties and perform appraisals and examinations of the inventory, equipment and Real Property Assets of the Credit Parties at such times and with such frequencies as the Lender shall reasonably request. The Borrowers shall reimburse the Lender for all fees, costs and expenses charged by such independent appraisers and environmental consultants for each such appraisal and examination.

7.7                                 Fiscal Year.  To enable the ready and consistent determination of compliance with the covenants set forth in Section 8.10 hereof, the Credit Parties shall not change their current fiscal year or current method of determining the last day of the first three fiscal quarters in each fiscal year without the prior written consent of the Lender.

7.8                                 Compliance with Laws.  Each Credit Party shall comply with (i) all permits, licenses and authorizations, including, without limitation, environmental permits, licenses and authorizations, issued by a Governmental Authority, (ii) all laws, rules, regulations and orders including, without limitation, Environmental Laws, of any Governmental Authority and (iii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.9                                 Use of Proceeds.  The proceeds of the Loans will be used only for (i) the refinancing of existing indebtedness, (ii) fees and expenses incurred in connection with the transactions contemplated by this Agreement, and (iii) for general corporate and working capital purposes (including Capital Expenditures) of the Credit Parties.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

7.10                           Certain Obligations Respecting Subsidiaries.  Each Credit Party will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that the percentage of the issued and outstanding shares of capital stock of any class or character owned by it in any Subsidiary on the date hereof is not at any time decreased, other than by reason of transfers to another Credit Party.

7.11                           ERISA.  Except where a failure to comply with any of the following, individually or in the aggregate, would not or could not reasonably be expected to result in a Material Adverse Effect, (i) the Credit Parties will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and (ii) the Credit Parties will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would subject any Credit Party to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Credit Party or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

7.12                           Environmental Matters; Reporting.  The Credit Parties will observe and comply with, and cause each Subsidiary to observe and comply with all Environmental Laws to the extent non-compliance could reasonably be expected to have a Material Adverse Effect.  The Credit Parties will give the Lender prompt written notice of any violation as to any Environmental Law by any Credit Party and of the commencement of any judicial or administrative proceeding relating to Environmental Laws (a) in which an adverse result would have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other environmental permits held by any Credit Party, or (b) which will, or is likely to, have a Material Adverse Effect on such Credit Party or which will require a material expenditure by such Credit Party to cure any alleged problem or violation.

7.13                           Matters Relating to Additional Real Property Collateral.

(a)                                  From and after the Effective Time, in the event that any Credit Party acquires any Material Owned Property that the Lender determines is an Additional Mortgaged Property or in the event that the Lender determines that any Real Property Asset has become an Additional Mortgaged Property, the Borrowers shall deliver, to the Lender, as soon as practicable after the Lender has notified the Borrowers that a Real Property Asset is an Additional Mortgaged Property, fully executed and notarized Mortgages (“Additional Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of the applicable Credit Party in such Additional Mortgaged Property, together with mortgagee title insurance policies or commitments therefor, and copies of all surveys, deeds, title exception documents, flood hazard certificates and other documents as the Lender may reasonably require copies of all deeds with respect to such Additional Mortgaged Property.

(b)                                 From and after the Effective Time, in the event that any Credit Party enters into any lease with respect to any Material Leasehold Property, the Borrowers shall deliver to the Lender copies of the lease, and all amendments thereto, between the Credit Party and the landlord or tenant, together with a Landlord’s Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(c)                                  If requested by the Lender, the Credit Parties shall permit an independent real estate appraiser satisfactory to the Lender, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Lender in its sole discretion).

7.14                           Cash Deposits/Bank Accounts.  The Credit Parties shall take all actions necessary to maintain, preserve and protect the rights and interests of the Lender with respect to all cash deposits of the Credit Parties and all other proceeds of Collateral and shall not, without the Lender’s prior written consent, open any deposit or other bank account, or instruct any account debtor to make payment to any account other than to an established dominion account, Lock Box Account or other Controlled Account  under the Lender’s control; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Credit Parties shall be permitted to maintain payroll and accounts not subject to the Lender’s control so long as the aggregate amount of funds on deposit in all such payroll accounts does not materially exceed estimated payroll for the next payroll period.

ARTICLE 8

Negative Covenants

Until the Revolving Credit Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lender that:

8.1                                 Indebtedness.  The Credit Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness created hereunder;

(b)                                 Existing Debt on the Closing Date which is set forth in Schedule 8.1 and has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Loans, and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof;

(c)                                  Intercompany loans among the Credit Parties;

(d)                                 other Indebtedness incurred after the Closing Date (determined on a consolidated basis without duplication in accordance with GAAP) consisting of Capital Lease Obligations and/or secured by Liens permitted under Section 8.2(h), in an aggregate principal amount at any time outstanding not in excess of $5,000,000; and

(e)                                  Guarantees permitted under Section 8.3.

8.2                                 Liens.  The Credit Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):

(a)                                  Liens created hereunder or under the other Loan Documents;

(b)                                 any Lien on any property or asset of any Credit Party existing on the date hereof and set forth in Schedule 8.1 (excluding, however, following the making of the initial Loans hereunder, the Liens in favor of any Person other than the Lender securing Indebtedness not designated on said schedule as Indebtedness to remain outstanding following the funding of the initial Loans), provided that (i) such Lien shall not apply to any other property or asset of any Credit Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)                                  Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or (in the case of property taxes and assessments not exceeding $250,000 in the aggregate more than 90 days overdue) which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Credit Party in accordance with GAAP and which reserves shall be acceptable to the Lender;

(d)                                 landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 9.1(j) hereof;

(e)                                  pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                                    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of any Credit Party or materially interfere with the ordinary conduct of the business of any Credit Party;

(g)                                 Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings; and

(h)                                 Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by any Credit Party, provided that (A) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by Section 8.1(d), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement or were in effect at the time the Credit Parties acquired the assets or stock, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such security interests shall not apply to any other property or assets of the Credit Parties.

8.3                                 Contingent Liabilities.  The Credit Parties will not Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a)                                  endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(b)                                 Guarantees and letters of credit in effect on the date hereof which are disclosed in Schedule 8.1, and any replacements thereof in amounts not exceeding such Guarantees;

(c)                                  obligations in respect of Letters of Credit.

8.4                                 Fundamental Changes; Asset Sales.

(a)                                  The Credit Parties will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) without the prior written consent of the Lender.  The Credit Parties will not acquire any business or property from, or capital stock of, or other equity interests in, or be a party to any acquisition of, any Person without the prior written consent of the Lender, except for purchases of property to be used in the ordinary course of business, Investments permitted under Section 8.5 and Capital Expenditures.  The Credit Parties will not form or acquire any Subsidiary without the prior written consent of the Lender.  The Credit Parties will not issue or sell any of their capital stock or other equity interests without the prior consent of the Lender (other than in connection with Equity Rights issued or granted to members of the Credit Parties’ boards of directors or employees consistent with the Credit Parties’ past business practices).

(b)                                 The Credit Parties will not convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) obsolete or worn-out property (including leasehold interests), or tools, equipment or other property no longer used or useful in their business and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms) without the prior written consent of the Lender, provided that the Credit Parties may sublease real property to the extent such sublease would not interfere with the operation of the business of the Credit Parties.

(c)                                  Notwithstanding the foregoing provisions of this Section 8.4:

(i)                                     any Credit Party may be merged or combined with or into any other Credit Party (provided that if such merger involves any Borrower, (x) such Borrower shall be the surviving entity and (y) no Change of Control shall occur); and

(ii)                                  any Credit Party may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any other Credit Party.

8.5                                 Investments; Hedging Agreements.

(a)                                  The Credit Parties will not make or permit to remain outstanding any Investment, except:

(i)                                     Investments consisting of Guarantees permitted by Section 8.3(c) and Indebtedness permitted by Section 8.1; Intercompany Indebtedness; and capital contributions by any Credit Party to any other Credit Party;

(ii)                                  Permitted Investments; and

(iii)                               Checking and deposit accounts with banks used in the ordinary course of business.

(b)                                 The Credit Parties will not enter into any Hedging Agreement without the prior written consent of the Lender.

8.6                                 Restricted Junior Payments.  The Credit Parties will not declare or make any Restricted Junior Payment at any time; provided, however, that any Credit Party that is a Subsidiary of another Credit Party may pay dividends to such Credit Party.

8.7                                 Transactions with Affiliates.  Except as expressly permitted by this Agreement, the Credit Parties will not directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i)                                     any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Credit Party, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof;

(ii)                                  the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 8.7 or are referred to in Section 8.6 (but only to the extent specified in such section); and

(iii)                               the Credit Parties may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Credit Parties than those likely to be obtained in an arms’ length transaction between a Credit Party and a non-affiliated third party.

8.8                                 Restrictive Agreements.  The Credit Parties will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement) that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Credit Party that is a Subsidiary of another Credit Party to pay dividends or other distributions with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to any other Credit Party or to Guarantee Indebtedness of any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Credit Party pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

8.9                                 Sale-Leaseback Transactions.   No Credit Party will directly or indirectly, enter into any arrangements with any Person whereby such Credit Party shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.

8.10                           Certain Financial Covenants.

(a)                                  Fixed Charge Coverage Ratio.  Beginning on December 31, 2003, the Credit Parties shall not permit the Fixed Charge Coverage Ratio as of the end of each fiscal quarter for the period of four fiscal quarters most recently ended to be less than 1:00 to 1.00.

(b)                                 Tangible Net Worth.  The Credit Parties shall not permit the Tangible Net Worth (determined on a consolidated basis without duplication in accordance with GAAP) at any time during the periods set forth below to be less than the required Tangible Net Worth set forth below opposite such periods:

Period	Required Tangible Net Worth
Effective Date through March 31, 2003	$3,500,000

for each succeeding fiscal quarter of the Credit Parties

The required Tangible Net Worth of the Credit Parties for the immediately preceding fiscal quarter plus 33% of the quarterly net income of the Credit Parties for the current fiscal quarter; provided that the required Tangible Net Worth shall not be reduced by net losses of the Credit Parties

(c)                                  EBITDA.  The Credit Parties shall not permit EBITDA for the periods set forth below to be less than the amount set forth opposite such period below:

Period	Minimum EBITDA
January 1, 2003 through March 31, 2003	$250,000

January 1, 2003 through June 30, 2003	$1,000,000

January 1, 2003 through September 30, 2003	$1,900,000

(d)                                 Capital Expenditures.  The Credit Parties shall not, and shall not permit any Subsidiary to, make any Capital Expenditures (including, without limitation, incurring any Capital Lease Obligations) which, in the aggregate for the Credit Parties and all Subsidiaries, exceed $3,750,000 at any time during any fiscal year.

8.11                           Lines of Business.  The Credit Parties will not engage to any substantial extent in any line or lines of business activity other than (i) the types of businesses engaged in by the Credit Parties as of the Effective Time and businesses substantially related thereto, and (ii) such other lines of business as may be consented to by the Lender.

8.12                           Other Indebtedness.  The Credit Parties will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness, except as may be consented to by the Lender.

8.13                           Modifications of Certain Documents.  The Credit Parties will not consent to any modification, supplement or waiver of any of the provisions of any documents or agreements evidencing or governing any Existing Debt.

ARTICLE 9

Events of Default

9.1                                 Events of Default.  The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder:

(a)                                  the Credit Parties shall fail to pay to the Lender, the Issuing Lender, the Cash Management Bank or any other Affiliate of the Lender, any principal of or interest on any Loan or any Reimbursement Obligation in respect of any LC Disbursement or any other Obligation of the Credit Parties to the Lender, the Issuing Lender, the Cash Management Bank or any other Affiliate of the Lender when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise;

(b)                                 any representation or warranty made or deemed made by or on behalf of any Credit Party or any Subsidiary in or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c)                                  the Credit Parties (i) shall fail to observe or perform any covenant, condition or agreement contained in Sections 7.1, 7.2, 7.5, 7.6, 7.9, 7.10, 7.12, 7.14 or in Article 8 (it being expressly acknowledged and agreed that any Event of Default resulting from the failure of the Credit Parties at any measurement date to satisfy any financial covenant set forth in Section 8.10 shall not be deemed to be “cured” or remedied by the Credit Parties’ satisfaction of such financial covenant at any subsequent measurement date) or (ii) shall fail to observe or perform any other covenant, condition or agreement contained in Sections 7.3, 7.4, 7.7, 7.8, 7.11, or 7.13 and such failure described in this clause (ii) shall continue unremedied for a period of 30 days after the earlier of (x) actual knowledge by an officer of any Credit Party or (y) notice thereof from the Lender to the Credit Parties;

(d)                                 the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Section 9.1) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Credit Parties;

(e)                                  the Credit Parties shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of (x) any Material Indebtedness when and as the same shall become due and payable, after giving effect to any grace period with respect thereto, or (y) any Material Rental Obligation when and as the same shall become due and payable, after giving effect to any grace period with respect thereto, except with respect to Material Rental Obligations where (i) the payment thereof is being contested in good faith by appropriate proceedings, (ii) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Lender, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(f)                                    any event or condition occurs that results in (i) any Material Indebtedness of any Credit Party becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) the lease with respect to any Material Rental Obligation of any Credit Party being terminated prior to its scheduled expiration date or that enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty to such lease to cause such lease to be terminated prior to its scheduled expiration date;

(g)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)                                     any Credit Party shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)                                     a final judgment or judgments for the payment of money (x) in excess of $100,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or (y) in excess of $250,000 in the aggregate (regardless of insurance coverage), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)                                  an ERISA Event shall have occurred that, in the reasonable opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     there shall occur any Change of Control;

(m)                               any of the following shall occur: (i) the Liens created hereunder or under the other Loan Documents shall at any time (other than by reason of the Lender relinquishing such Lien) cease in any material respect to constitute valid and perfected Liens on the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its respective terms, any Loan Document shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Loan Document shall be contested by any Credit Party;

(n)                                 there shall occur any material loss theft, damage or destruction of any Collateral not fully covered (subject to such reasonable deductibles as the Lender shall have approved) by insurance;

(o)                                 any Guarantor shall assert that its obligations under any Loan Document shall be invalid or unenforceable; or

(p)                                 there shall occur any material adverse change (in the opinion of the Lender) on the businesses, operations, properties, conditions (financial or otherwise), assets, liabilities, income or prospects of the Credit Parties;

then, and in every such event (other than an event described in clause (g) or (h) of this Section 9.1), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitment, and thereupon the Revolving Credit Commitment shall terminate immediately, (ii) notify the Borrowers that the outstanding principal of the Loans shall bear interest at the Post-Default Rate, and thereupon the outstanding principal of the Loans shall bear interest at the Post-Default Rate, (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and (iv) the Lender, the Issuing Lender, the Cash Management Bank and any other Affiliate of the Lender may exercise all of the rights as secured party and mortgagee hereunder or under the other Loan Documents; and in case of any event with respect to the Credit Parties or any Subsidiary described in clause (g) or (h) of this Section 9.1, the Revolving Credit Commitment shall automatically terminate, the principal of the Loans then outstanding shall automatically bear interest at the Post-Default Rate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations shall automatically become due and payable, and the Borrowers shall provide cash collateral in accordance with Section 2.4(g) without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Lender, the Issuing Lender, the Cash Management Bank and all other Affiliates of the Lender shall be permitted to exercise such rights as secured party and mortgagee hereunder or under the other Loan Documents to the extent permitted by applicable law.

9.2                                 Receivership.  Without limiting the generality of the foregoing or limiting in any way the rights of the Lender hereunder or under the other Loan Documents or otherwise under applicable law, at any time after (i) the entire principal balance of any Loan shall have become due and payable (whether at maturity, by acceleration or otherwise) and (ii) the Lender shall have provided to the Borrowers not less than ten (10) days’ prior written notice of its intention to apply for a receiver, the Lender shall be entitled to apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by the Lender to enforce its rights and remedies hereunder and under the other Loan Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due hereunder and under the Loan Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AS PROVIDED ABOVE.  EACH CREDIT PARTY (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE LENDER IN CONNECTION WITH THE ENFORCEMENT OF ITS RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDER TO MAKE THE LOANS TO THE BORROWERS; AND (III) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE LENDER IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL.  THE LENDER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS SECTION 9.2 SHALL BE DEEMED TO CONSTITUTE A WAIVER OF THE RIGHT OF CREDIT PARTIES TO FILE FOR PROTECTION UNDER TITLE 11 OF THE UNITED STATES CODE AT ANY TIME.

ARTICLE 10

Miscellaneous

10.1                           Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:

(a)                                  if to any Credit Party, to UFP Technologies, Inc., 172 East Main Street, Georgetown, MA  01833, Attention: Ronald J. Lataille, Chief Financial Officer (Fax no. (978-352-5616) with a copy to Lynch, Brewer, Hoffman & Fink, LLP, 101 Federal Street, Boston, MA  02110, Attention Patrick J. Kinney, Jr. (Fax no. (617-951-0811); and

(b)                                 if to the Lender, to Fleet Capital Corporation, One Federal Street, Mail Stop MA DE 10307X, Boston, Massachusetts 02110, Attention: Daniel Corcoran, Senior Vice President (Fax no.:  (617-654-1167), with a copy to Palmer & Dodge LLP, 111 Huntington Avenue, Boston, MA 02199-7613, Attention:  David L. Ruediger (Fax no. (617-227-4420).

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

10.2                           Waivers; Amendments.

(a)                                  No failure or delay by the Lender, the Issuing Lender, the Cash Management Bank or any Affiliate of the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender, the Issuing Lender, the Cash Management Bank and all Affiliates of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Credit Party or Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Lender.

10.3                           Expenses; Indemnity; Damage Waiver.

(a)                                  The Credit Parties jointly and severally agree to pay, or reimburse the Lender for paying, (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Lender, the Issuing Lender, the Cash Management Bank or any Affiliate of the Lender, including the fees, charges and disbursements of any counsel for the Lender, the Issuing Lender, the Cash Management Bank or any Affiliate of the Lender, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 10.3, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, and (iv) all Other Taxes levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein.

(b)                                 The Credit Parties jointly and severally agree to indemnify the Lender, the Issuing Lender, the Cash Management Bank, each Affiliate of the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by any Credit Party or any Subsidiary, or any Environmental Liability related in any way to any Credit Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  To the extent permitted by applicable law, none of the Credit Parties shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)                                 All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

10.4                           Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender, the Issuing Lender and the Cash Management Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 The Lender may at any time and from time to time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Revolving Credit Commitment and the Loans at the time owing to it).

(c)                                  The Lender may at any time and from time to time, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of the Revolving Credit Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  The Borrowers agree that each Participant shall be entitled to the benefits of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4; provided that a

Participant shall not be entitled to receive any greater payment under this Agreement than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(d)                                 The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such assignee for the Lender as a party hereto.

(e)                                  The Lender may furnish any information concerning any Credit Party, any Subsidiary in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 10.13.  In addition, the Lender may furnish any information concerning any Credit Party, any Subsidiary, any Affiliate in the Lender’s possession to any Affiliate of the Lender, subject, however, to the provisions of Section 10.13.  The Credit Parties shall assist the Lender in effectuating any assignment or participation pursuant to this Section 10.4 in whatever manner the Lender reasonably deems necessary, including participation in meetings with prospective transferees.

10.5                           Survival.  All covenants, agreements, representations and warranties made by the Credit Parties and Subsidiaries herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender or the Issuing Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other Obligation payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitment has not expired or terminated.  The provisions of Sections 2.9, 2.10 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

10.6                           Counterparts; Integration; References to Agreement; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Lender or its counsel constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Whenever there is a reference in any Loan Document or UCC Financing Statement to the “Credit Agreement” to which the Lender and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto.  Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7                           Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8                           Right of Setoff.  Each Credit Party hereby grants to the Lender, the Cash Management Bank and each Affiliate of the Lender that from time to time maintains any deposit accounts, holds any funds or otherwise becomes indebted to the Credit Parties a security interest in all deposits (general or special, time or demand, provisional or final) and funds at any time held and other indebtedness at any time owing by the Lender, the Cash Management Bank or any such Affiliate of the Lender to or for the credit or the account of any Credit Party as security for the Obligations, and the Credit Parties hereby agree that if an Event of Default shall have occurred and be continuing, the Lender, the Cash Management Bank and each Affiliate of the Lender are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or other funds at any time held and other indebtedness at any time owing by the Lender, the Cash Management Bank or any Affiliate of the Lender to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether or not the Lender shall have made any demand under this Agreement and although any of the Obligations may be unmatured.  The rights of the Lender, the Cash Management Bank and each Affiliate of the Lender under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) which the Lender, the Cash Management Bank or any Affiliate of the Lender may have.

10.9                           Subordination by Credit Parties.  The Credit Parties hereby agree that all present and future Indebtedness of any Credit Party to another Credit Party (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and each Credit Party agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Credit Parties may make and receive such payments as shall be customary in the ordinary course of the Credit Parties’ business.  Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lender shall be entitled to receive payment in full of all of the Obligations before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

10.10                     Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                  This Agreement shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of The Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Massachusetts court (or, to the extent permitted by law, in such Federal court).  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Lender, the Issuing Lender or the Cash Management Bank may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party, any Subsidiary or its properties in the courts of any jurisdiction.

(c)                                  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.10.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.11                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12                     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.13                     Confidentiality.  The Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with the Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to the Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.13), (b) to the extent such information presently is or hereafter becomes available to the Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrowers unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission to whose jurisdiction the Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to the Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 10.13, (f) to the extent required in connection with any litigation between any Credit Party and the Lender with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Borrowers’ prior written consent.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

UFP TECHNOLOGIES, INC.

By:
Name:
Title:

MOULDED FIBRE TECHNOLOGY, INC.

By:
Name:
Title:

SIMCO INDUSTRIES, INC.

By:
Name:
Title:

SIMCO AUTOMOTIVE TRIM, INC.

By:
Name:
Title:

LENDER

FLEET CAPITAL CORPORATION,
as Lender

By:
Name:
Title:

ISSUING LENDER

FLEET NATIONAL BANK,
as Issuing Lender

By:
Name:
Title:

CASH MANAGEMENT BANK

FLEET NATIONAL BANK,
as Cash Management Bank

By:
Name:
Title:

SCHEDULES & EXHIBITS

Schedule 1.1	Material Owned Properties
Schedule 1.4	Designated Financial Officers
Schedule 4.2	Websites and Domain Names
Schedule 5.3	Governmental Approvals; No Conflicts
Schedule 5.4	Financial Condition; No Material Adverse Changes
Schedule 5.5	Properties; Proprietary Rights; Real Property Assets
Schedule 5.6	Litigation and Environmental Matters
Schedule 5.7	Compliance with Laws and Agreements
Schedule 5.9	Taxes
Schedule 5.10	Pension Plans
Schedule 5.12	Organizational Structure; Capitalization
Schedule 5.13	Subsidiaries
Schedule 5.14	Material Indebtedness, Liens and Agreements
Schedule 5.19	Labor and Employment Matters
Schedule 5.20	Bank Accounts
Schedule 8.1	Existing Indebtedness
Schedule 8.7	Transactions with Affiliates
Schedule 8.8	Restrictive Agreements

Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Equipment Term Note
Exhibit A-3	Form of Real Estate Term Note
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Collateral Update Certificate
Exhibit B-3	Form of Accounts Receivable/Loan Reconciliation Report
Exhibit B-4	Form of Eurodollar Request
Exhibit B-5	Form of Advance Request
Exhibit C	Form of Perfection Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Stock Pledge Agreement
Exhibit F	Form of Hazardous Materials Indemnity Agreement
Exhibit G	Form of Mortgage
Exhibit H	Form of Landlord Waiver & Consent
Exhibit I	Form of Opinion of Counsel to the Borrower
Exhibit J	Form of Solvency Certificate